Exhibit 10.23

EXECUTION VERSION

$100,000,000

REVOLVING CREDIT AGREEMENT

dated as of June 10, 2011

among

BANKRATE, INC.,

as Borrower,

and

CERTAIN SUBSIDIARIES OF BANKRATE, INC.,

as Guarantors,

THE LENDERS PARTY HERETO

and

GOLDMAN SACHS BANK USA,

as Joint Lead Arranger, Joint Bookrunner, Joint Syndication Agent and

Administrative Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arranger, Joint Bookrunner and Joint Syndication Agent

i

SCHEDULES

Schedule 1.01(a)	Guarantors
Schedule 1.01(b)	Unrestricted Subsidiaries
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.06	Intellectual Property
Schedule 3.07	Equity Interest and Subsidiaries
Schedule 3.08	Litigation
Schedule 3.12	Taxes
Schedule 3.14	Labor Matters
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(g)	Existing Liens
Schedule 6.03(a)	Existing Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of LC Request
Exhibit G-1	Form of Tranche A Revolving Note
Exhibit G-2	Form of Tranche B Revolving Note
Exhibit H	Form of Intercompany Note

Exhibit I	Form of Non-Bank Certificate
Exhibit J	Solvency Certificate
Exhibit K	Incumbency Certificate
Exhibit L	Form of Joinder Agreement

Appendix A	Revolving Commitments

v

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of June 10, 2011, among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders (as defined below), GOLDMAN SACHS BANK USA, as joint lead arranger (in such capacity, an “Arranger”), joint bookrunner and joint syndication agent (in such capacity, a “Syndication Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint lead arranger (in such capacity, an “Arranger” and, together with GOLDMAN SACHS BANK USA, the “Arrangers”), joint bookrunner and joint syndication agent (in such capacity, a “Syndication Agent” and, together with GOLDMAN SACHS BANK USA, the “Syndication Agents”).

WITNESSETH:

WHEREAS, Borrower has requested that the Lenders extend credit, at any time and from time to time prior to the Revolving Maturity Date (as defined below), in the form of (a) Tranche A Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $30.0 million (the “Tranche A Revolving Credit Facility”) and (b) Tranche B Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $70.0 million (the “Tranche B Revolving Credit Facility” and, together with the Tranche A Revolving Credit Facility, the “Revolving Credit Facilities”). The Tranche A Revolving Credit Facility may include one or more Letters of Credit (as defined below) from time to time.

WHEREAS, Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $10.0 million.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.11.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Banks are willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Indebtedness” shall mean (a) with respect to any person that becomes a Restricted Subsidiary after the Closing Date or the assets of which are acquired after the Closing Date as a result of a Permitted Acquisition, Indebtedness of such person and its subsidiaries existing at the time such person becomes a Restricted Subsidiary or such assets are acquired so long as such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (b) with respect to Borrower or any Restricted Subsidiary, any Indebtedness of a person (other than Borrower or a Restricted Subsidiary) existing at the time such person is merged with or into Borrower or a Restricted Subsidiary in connection with a Permitted Acquisition, or Indebtedness expressly assumed by Borrower or any Restricted Subsidiary in connection with a Permitted Acquisition, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of the Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all Earn-out Obligations.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Bank of America, N.A. for deposits (for delivery on the first day of the relevant period) in dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBO Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (ii) an amount equal to (a) one minus (b) the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that solely for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.20(a).

“Applicable Fee” shall mean, 0.50% per annum.

“Applicable Margin” shall mean, (i) with respect to each Tranche A Revolving Loan, (a) 2.00% with respect to any ABR Loan and (b) 3.00% with respect to any Eurodollar Loan and (ii) with respect to each Tranche B Revolving Loan, (a) at any time that the aggregate amount of Tranche A Revolving Loans drawn under the Tranche A Revolving Credit Facility is less than $20.0 million, (x) 2.25% with respect to any ABR Loan and (y) 3.25% with respect to any Eurodollar Loan and (b) at all other times, (x) 2.00% with respect to any ABR Loan and (y) 3.00% with respect to any Eurodollar Loan; provided that the Applicable Margin with respect to any Revolving Loan made pursuant to an Extended Revolving Commitment shall be as set forth in the Extension Offer.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Bank by means of electronic communications pursuant to Section 10.01(b).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” or “Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales or leases of inventory and dispositions of cash and cash equivalents by Borrower or any of the Restricted Subsidiaries and (b) any issuance or sale of any Equity

Interests of any Restricted Subsidiary of Borrower to any person other than (i) Borrower, (ii) any Guarantor or (iii) any other Restricted Subsidiary in the ordinary course of business.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.17(c)(ii).

“Available Amount” shall mean at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of:

(i) 50% of the Consolidated Net Income of Borrower and the Restricted Subsidiaries on a consolidated basis for the period (taken as one accounting period) beginning on July 1, 2010 and ending on the last day of Borrower’s most recently ended fiscal quarter for which internal financial statements are available as of the Available Amount Reference Time (or, if Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of Borrower, of marketable securities or other property received by Borrower since immediately after July 13, 2010 from the issue or sale of (A) Equity Interests of Borrower, including Retired Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by the Board of Directors of Borrower, of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of Parent, Borrower and its Restricted Subsidiaries after July 13, 2010 to the extent such amounts have been applied to the repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Capital Stock) of Parent or Borrower in accordance with Section 6.06(b) or (B) debt securities of Borrower or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of Borrower or its direct or indirect parents;

provided, however, that this clause (ii) shall not include the proceeds from (A) Refunding Capital Stock, (B) Equity Interests or converted debt securities of Borrower sold to a Restricted Subsidiary or (C) Disqualified Capital Stock or debt securities that have been converted into Disqualified Capital Stock; plus

(iii) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of Borrower, of marketable securities or other property contributed to the capital of Borrower following the July 13, 2010 (other than Net Cash Proceeds to the extent such Net Cash Proceeds are contributed by a Restricted Subsidiary); plus

(iv) 100% of the aggregate amount received in cash and fair market value, as determined in good faith by the Board of Directors of Borrower, of marketable securities or other property received by Borrower or a Restricted Subsidiary by means of (A)(1) the sale or other disposition (other than to Borrower or a Restricted Subsidiary) of Restricted Investments made after July 13, 2010 by Borrower and its Restricted Subsidiaries, (2) repurchases and redemptions of such Restricted Investments from Borrower or its Restricted Subsidiaries, (3) repayments of loans or advances which constitute Restricted Investments made after July 13, 2010 by Borrower and the Restricted Subsidiaries and (4) without duplication of amounts included in calculating Consolidated Net Income for purposes of clause (i) of this definition, any dividends or distributions received by Borrower or a Restricted Subsidiary on account of Restricted Investments made after July 13, 2010 or (B)(1) the sale (other than to Borrower or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Borrower or a Restricted Subsidiary pursuant to Section 6.03(p) or to the extent such Investment was otherwise permitted under Section 6.03 (except under Section 6.03(l)) or (2) a dividend or distribution by an Unrestricted Subsidiary in each case after July 13, 2010; plus

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after July 13, 2010, the fair market value of the Investments in such Unrestricted Subsidiary, as determined by the Board of Directors of Borrower in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by Borrower or a Restricted Subsidiary pursuant to Section 6.03(p) or to the extent such Investment was otherwise permitted under Section 6.03 (except under Section 6.03(l)); minus

(vi) the aggregate amount of any Investments made pursuant to Section 6.03(l) and any Dividends made pursuant to Section 6.06(k) and Section 6.06(l), in each case, during the period commencing on the Closing Date and ending on or prior to the Available Amount Reference Time (and, for purposes of this clause (vi), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Amount Reference Time” shall have the meaning assigned to such term in the definition of Available Amount.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.01(d).

“Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” shall have the meaning assigned to such term in the definition of Pro Forma Basis.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit, Eurodollar time deposits or bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit and savings deposit accounts maintained in the ordinary course of business; and (g) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) through (f) of this definition.

“Cash Management Obligations” shall mean, with respect to any person, all Indebtedness (as defined in the Indenture) with respect to obligations (including fees, expenses, and overdrafts and related liabilities) of such person to any other person that arise from credit cards, stored value cards, credit card processing services, debit cards, purchase cards (including so called “procurement cards” or “P-cards”), treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of the Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall mean the occurrence of any of the following:

(a) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole, to any person other than a Permitted Holder or Successor Borrower meeting the requirements of clauses (A) through (E) of Section 6.04(c); or

(b) Borrower shall become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a Permitted Holder or Successor Borrower meeting the requirements of clauses (A) through (E) of Section 6.04(c), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 40% or more of the total voting power of the Voting Stock of Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. A Change in Law shall not include the application or effect of any regulations promulgated and any interpretation or other guidance issued in connection with FATCA. For purposes of this Agreement, all requests, guidelines and directives issued by any United States regulatory authority (i) under or in connection the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), are deemed to have gone into effect after the Closing Date, regardless of the date adopted, issued, promulgated or implemented.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Revolving Loans or Tranche B Revolving Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Revolving Commitment or Tranche B Revolving Commitment. Each tranche of Extended Revolving Commitments having different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall have the meaning assigned to such term in Section 4.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral and the Mortgaged Property (if any).

“Collateral Agent” shall mean Wilmington Trust FSB, as collateral agent under the Security Agreement.

“Commitment” shall mean, with respect to each Lender, such Lender’s Tranche A Revolving Commitment and Tranche B Revolving Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Borrower and the Restricted Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and the Restricted Subsidiaries for such period, including the amortization of deferred financing fees and any write down or charge of goodwill or any other intangible or tangible asset, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) any restructuring charges, including any one-time costs incurred in connection with acquisitions after the Closing Date;

(f) the amount of net cost savings projected by Borrower in good faith to be realized as a result of specified actions taken or to be taken (which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings are reasonably identifiable and factually supportable and (y) such actions have been taken or are to be taken within 18 months after the Closing Date and no cost savings shall be added pursuant to this clause (f) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (e) above with respect to such period;

(g) any costs or expenses incurred by Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in the definition of “Available Amount”;

(h) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period (including any impairment charges or the impact of purchase accounting) provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent;

(i) the amount of management, monitoring, consulting and advisory fees (including termination fees), closing fees and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement to the extent permitted under Section 6.07;

(j) any transaction costs, fees, expenses or charges related to any equity offering, Investment permitted under Section 6.03, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (whether or not successful), including such fees, expenses or charges related to the offering of the Senior Notes;

(k) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; and

(l) the amount of any minority interest expense or non-controlling interest in income of consolidated Subsidiaries deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests);

(y) subtracting therefrom:

(i) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to in the parenthetical in clause (h) of this definition) for such period;

(z)	increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations (including pursuant to the application of ASC No. 815 – “Derivatives and Hedging Overview”); plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be $30,876,196, $26,541,291, $27,153,333 and $24,345,321 for the fiscal quarters ending March 31, 2011, December 31, 2010, September 30, 2010 and June 30, 2010, respectively.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and the Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of the Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of the Restricted Subsidiaries for such period including, without limitation, net costs under Hedging Agreements dealing with interest rates and any commitment fees payable thereunder;

(d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly-Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Borrower or any of the Restricted Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of Borrower or any of the Restricted Subsidiaries for such period;

(g) consolidated capitalized interest of Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; and

(h) all interest on any Indebtedness of Borrower or any of the Restricted Subsidiaries of the type described in clause (e) or (i) of the definition of “Indebtedness” for such period;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedging Agreements.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Transactions, any Permitted Acquisitions as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period and any Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the day immediately prior to the first day of such period.

“Consolidated Leverage Ratio” shall mean, at any date of determination, on a Pro Forma Basis, the ratio of:

(1) the Consolidated Total Indebtedness of Borrower and its Restricted Subsidiaries at the time of determination, to

(2) the Consolidated EBITDA of such person for the Test Period then most recently ended.

“Consolidated Net Income” shall mean, for any period, the consolidated Net Income of Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such consolidated Net Income (to the extent otherwise included therein), without duplication:

(a) the Net Income of any person (that is not a Subsidiary of Borrower), except to the extent that cash in an amount equal to any such income has actually been received by Borrower or any of its Subsidiaries during such period;

(b) the Net Income of any Restricted Subsidiary (other than a Guarantor) of Borrower during such period to the extent that the declaration or payment of Dividends by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to such Restricted Subsidiary during such period (unless such restriction has been legally waived); provided that Consolidated Net Income of Borrower shall be increased by the amount of Dividends or other payments that are actually paid to Borrower or a Restricted Subsidiary in respect of such period;

(c) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) realized during such period by Borrower or any of the Restricted Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrower or any of the Restricted Subsidiaries;

(d) any impairment charge or asset write-off or write-down pursuant to ASC No. 350 “Intangible Assets” and No. 360 “Impairments” and the amortization of intangibles arising pursuant to ASC No. 805 (excluding any such impairment charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent that such item is subsequently reversed);

(e) (i) unrealized gains and losses with respect to Hedging Obligations for such period and (ii) any net after-tax income (or loss) from the early extinguishment of (x) Indebtedness, (y) Hedging Obligations or (z) other derivative instruments;

(f) any after-tax effect of extraordinary, non-recurring or unusual gains or losses, costs, charges or expenses (less all fees and expenses relating thereto), including, without limitation, severance, relocation, transition and other restructuring costs and curtailments or modifications to pension and post-retirement employee benefit plans;

(g) the cumulative effect of a change in accounting principles during such period;

(h) any net after-tax effect of income, gains or losses from disposed, abandoned, transferred, closed or discontinued operations;

(i) effects of adjustments (including the effects of such adjustments pushed down to Borrower and the Restricted Subsidiaries) in any line item in such person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition, net of taxes;

(j) any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; and

(k) (i) Transaction Costs and (ii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, disposition, issuance or repayment of Indebtedness, issuance of Qualified Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction.

In addition, to the extent not already included in the Consolidated Net Income of Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or Casualty Events or business interruption, (ii) the amount of proceeds as to which Borrower has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amounts so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any Asset Sale permitted hereunder.

“Consolidated Secured Debt Ratio” shall mean, with respect to any specified person, at any date of determination, the ratio, on a Pro Forma Basis, of (1) the sum, without duplication, of (a) the aggregate principal amount of the Senior Notes plus (b) the aggregate principal amount (or accreted value) outstanding under any Pari Passu Payment Lien Obligations, including any outstanding Tranche B Revolving Loans, plus (c) the aggregate principal amount (or accreted value) outstanding under any Priority Payment Lien Obligations, including any outstanding Tranche A Revolving Loans, to (2) Consolidated EBITDA of the specified person and its Restricted Subsidiaries (on a consolidated basis) for the Test Period then most recently ended.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and the Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Borrower and the Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Borrower as of such date.

“Consolidated Total Indebtedness” shall mean, as at any date of determination, the sum of (1) the aggregate amount of all outstanding Indebtedness of Borrower and its Restricted Subsidiaries consisting of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Capital Stock of Borrower and all Disqualified Capital Stock of its Restricted Subsidiaries, with the amount of such Disqualified Capital Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on any date on which Consolidated Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock such fair market value shall be determined reasonably and in good faith by Borrower.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by any Issuing Bank.

“Cure Amount” shall have the meaning assigned to such term in Section 8.03.

“Cure Right” shall have the meaning assigned to such term in Section 8.03.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” shall mean any Revolving Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit within five Business Days of the date required to be funded by it hereunder (unless (i) such Revolving Lender and at least one other unaffiliated Revolving Lender shall have notified the Administrative Agent and Borrower in writing of their good faith determination that a condition to their obligation to fund Revolving Loans or participations in Letters of Credit shall not have been satisfied and (ii) Revolving Lenders representing a majority in interest of the Commitments of the applicable Class shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) notified Borrower, the Administrative Agent, any Issuing Bank or any Lender in

writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within five Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit (d) otherwise failed to pay over to the Administrative Agent or any other Lender when due any other amount required to be paid by it hereunder within five Business Days after receipt of written demand for payment from the Administrative Agent to such Lender, unless the subject of a good-faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) the Administrative Agent may, by notice to Borrowers and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply.

“Designation Certificates” shall mean officers’ certificates delivered by Borrower pursuant to and in accordance with the Indenture and the Security Agreement designating the Obligations in respect of the Tranche A Revolving Facility as “Priority Payment Lien Obligations” and Obligations in respect of the Tranche B Revolving Facility as “Pari Passu Payment Lien Obligations”.

“Disqualified Capital Stock” shall mean, with respect to any person, any Equity Interest of such person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case on or prior to 91 days following the Revolving Maturity Date; provided, however, that only the portion of Equity Interest that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Capital Stock; and, provided further, that if such Equity Interest is issued to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further, that any Equity Interest held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of Borrower, any of its Subsidiaries or any direct or indirect parent entity of Borrower in each case upon the termination of employment or death of such person pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Borrower or its Subsidiaries.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend (other than dividends payable solely in its Qualified Capital Stock or rights, warrants or options to purchase its Qualified Capital Stock) or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified

Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Earn-out Obligation” shall mean any payment obligations existing after the closing of a Permitted Acquisition representing (i) the purchase price in connection with the purchase of all, or substantially all, of the assets of or the Equity Interests in, a person or (ii) “earn-outs”, “success payments” and other similar agreements to make any payment in connection with the purchase of all, or substantially all, of the assets of or the Equity Interests in, a person and in the case of either (i) or (ii) the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person. Any Earn-out Obligation shall be valued at any time at the amount reasonably estimated at such time by a Financial Officer of Borrower to be required to be paid by any Loan Party based on Borrower’s reasonable projections and discount rate.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent, (ii) each Issuing Bank and (iii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed and Borrower shall be deemed to have given such approval if it has not responded within ten Business Days); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.15.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, or as otherwise defined in any applicable Environmental Law.

“Environmental Claim” shall mean any written claim, notice, demand, order, action, or suit, or proceeding alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, codes or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan in a distress termination described in Section 4041(c) of ERISA or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; and (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Events of Default” shall have the meaning assigned to such term in Section 8.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes or similar taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, having its principal office or otherwise doing business (other than solely as a result of Borrower’s activities in a jurisdiction) or, in the case of any Lender, its applicable lending office in such jurisdiction, (b) any backup withholding tax that is required by Section 3406 of the Code (or any successor or corresponding provision thereto) to be withheld from amounts payable to it or any withholding tax that is attributable to a U.S. Lender’s failure or inability to comply with Section 2.14(h), and (c) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto, designates a new lending office, or otherwise becomes, or is treated as, a Lender for purposes of this Agreement except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.14(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.15; provided that this subclause (c)(i) shall not apply to any tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.13(d), (ii) is attributable to such Foreign Lender’s failure or inability to comply with Section 2.14(e) or (iii) is attributable to such Foreign Lender’s failure or inability to comply with the requirements of FATCA to establish an exemption from withholding thereunder, and in the case of clauses (a), (b) and (c), together with any additions to tax, penalties and interest relating thereto.

“Executive Order” shall have the meaning assigned to such term in Section 3.20(a).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(g).

“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Extending Revolving Lender” shall have the meaning assigned to such term in Section 2.19(a)(i).

“Extension” shall have the meaning assigned to such term in Section 2.19(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.19(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version or successor provision that is substantively and administratively comparable) and any regulations promulgated thereunder or administrative interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not a U.S. person.

“Foreign Subsidiary” shall mean: (i) a Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia (and any Subsidiary of any such Subsidiary); or (ii) a Restricted Subsidiary substantially all of which assets consist of stock of a controlled foreign corporation, as defined in Section 957 of the Code.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” shall mean any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof;

and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, regulated or defined as a pollutant or contaminant or as hazardous or toxic or words of similar import under any applicable Environmental Law.

“Hedging Agreement” shall mean (a) any currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to manage, hedge or protect such person against fluctuations in currency exchange, interest rates or commodity prices.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) [reserved]; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and any Earn-out Obligation until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP if not paid after becoming due and payable); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. In no event will obligations or liabilities in respect of any Qualified Capital Stock constitute Indebtedness hereunder.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Indenture” shall mean that certain Indenture, dated as of July 13, 2010, by and among Borrower, certain subsidiaries of Borrower and Wilmington Trust FSB, as Trustee, as may be amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of Borrower, qualified to perform the task for which it has been engaged.

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit H.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“IPO” shall mean the first underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) by Borrower of its Equity Interests after the Closing Date pursuant to an effective registration statement filed with the Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Issuing Bank” shall mean any financial institution that may become an Issuing Bank pursuant to Sections 2.17(j) and (k) in its capacity as issuer of Letters of Credit issued by it.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit L.

“LC Commitment” shall mean the commitment of the Issuing Banks to issue Letters of Credit pursuant to Section 2.17. The amount of the LC Commitment shall initially be $10.0 million, but in no event exceed the Tranche A Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit F, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) each of the financial institutions listed on the signature pages hereto as a Lender and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” shall mean any Standby Letter of Credit issued or to be issued by an Issuing Bank for the account of Borrower and on behalf of Borrower or its Subsidiaries pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Letters of Credit (if any), the Notes (if any), and the Security Documents.

“Loan Parties” shall mean Borrower and the Guarantors.

“Loans” shall mean a Revolving Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Borrower and the Restricted Subsidiaries, taken as a whole, (b) material impairment of the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their obligations under any Loan Document or (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Material Subsidiary” shall mean any Restricted Subsidiary of Borrower that, as of the last day of the most recently ended fiscal quarter of Borrower, had assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value in excess of 5.0% of the Consolidated Total Assets of Borrower or 5.0% of the consolidated revenues of Borrower.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.19(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Administrative Agent with such schedules and including such provisions as shall be necessary in the reasonable judgment of the Administrative Agent to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean, with respect to any issuance or sale of Equity Interests or debt securities by Parent or any of the Restricted Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Public Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Notes” shall mean any notes evidencing the Tranche A Revolving Loans or the Tranche B Revolving Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit G-1 or G-2.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.03.

“Notes Guarantee” shall mean the guarantee by any Guarantor relating to Borrower’s obligations under the Indenture and the Senior Notes.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including Fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.20(b)(v).

“Officer’s Certificate” shall mean, as to any person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president, any vice president or any one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such taxes imposed as a result of any assignment of, or any sale of a participation under, all or any portion of this Agreement.

“Parent” shall mean Ben Holding S.à.r.l., a company organized under the laws of Luxembourg.

“Pari Passu Payment Lien Obligations” shall mean any Indebtedness having equal Lien priority to the Senior Notes and Notes Guarantees (or any Permitted Refinancing thereof), as the case may be, with respect to the Collateral and that is not secured by any other assets; provided that (i) it is so designated as Pari Passu Payment Lien Obligations in an officers’ certificate delivered to the Collateral Agent and (ii) an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Security Agreement in the form provided therein. For the avoidance of doubt, Pari Passu Payment Lien Obligations shall not include Priority Payment Lien Obligations.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 10.13.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PCBs” shall have the meaning assigned to such term in the definition of Hazardous Materials.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business unit or division of any person, (b) acquisitions of in excess of 50% of the Equity Interests of any person so long as such person shall become a Subsidiary hereunder and shall, to the extent so required, become a Guarantor hereunder pursuant to Section 5.10 or (c) acquisition otherwise permitted by clause (b) effected through a merger or consolidation or any other combination with any person, if, in the case of any of clauses (a) through (c), each of the following conditions is met:

(i) no Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with the covenant set forth in Section 6.08 as of the most recent Test Period (or in the case of acquisitions prior to September 30, 2011, a pro forma Consolidated Leverage Ratio of 4.50:1.00 or less as of the last day of the immediately preceding Fiscal Quarter);

(iii) at the time of such transaction, and after giving effect thereto on a pro forma basis, the sum of (x) the aggregate unused portion of the Revolving Commitments available at such time (after giving effect to the consummation of the respective Permitted Acquisition and any financing thereof) and (y) the aggregate amount of unrestricted cash and Cash Equivalents included in the consolidated balance sheet of Borrower and its Subsidiaries as of such date that, in each case, are free and clear of all Liens, other than Liens in favor of Collateral Agent for the benefit of the Security Agreement Secured Parties and Permitted Liens, shall equal or exceed $25.0 million

(iv) within 30 days (or 60 days in the case of Real Property) or such later date as may be agreed to by the Administrative Agent in its sole discretion, the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (to the extent required herein or therein);

(v) in the case of an acquisition of the Equity Interests of a publicly held person, the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated in accordance with all applicable material Requirements of Law; and

(vii) with respect to any transaction involving Acquisition Consideration of more than $50.0 million, Borrower shall have delivered to the Administrative Agent and the Lenders an Officer’s Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Cure Securities” shall mean equity securities (other than Disqualified Capital Stock) of Parent designated as Permitted Cure Securities in a certificate delivered by Borrower to the Administrative Agent that are issued in connection with Cure Rights being exercised by Borrower under Section 8.03 (the net proceeds of which are contributed to the common equity of Borrower).

“Permitted Exchange” shall mean an exchange of property of Borrower or any Restricted Subsidiary (other than Equity Interests or other Investments) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Internal Revenue Code or any other substantially concurrent exchange of property by Borrower or any Restricted Subsidiary (other than Equity Interests or other Investments) for property (other than Equity Interests or other Investments) of another person; provided that (a) such property is useful to the business of Borrower or such Restricted Subsidiary, (b) Borrower or such Restricted Subsidiary shall receive reasonably equivalent value for such property and (c) such assets will be received by Borrower or such Subsidiary substantially concurrently with its delivery of assets to be exchanged.

“Permitted Holders” shall mean Sponsor and members of senior management of Borrower, a Restricted Subsidiary or any direct or indirect parent entity of the foregoing on the Closing Date who are holders of Equity Interests of Borrower (or any of its direct or indirect parent companies) and any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsor and such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Borrower or any of its direct or indirect parent companies.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 6.01, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or longer than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (iv) such modification, refinancing, refunding, renewal or extension is incurred by the person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Parent in order to pay consolidated or combined foreign, federal, state or local taxes not payable directly by Borrower or any of its Subsidiaries which payments by Borrower are not in excess of the tax liabilities that would have been payable by Borrower and its Subsidiaries on a stand-alone basis.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 5.01(i).

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Prime Rate” shall mean the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Priority Payment Lien Obligations” shall mean any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness designated as Priority Payment Lien Obligations in an officer’s certificate delivered to the Collateral Agent and (in each case) incurred pursuant to Section 3.2(b)(1) of the Indenture (or the comparable provision of any agreement relating to any Permitted Refinancing of the Indenture).

“Pro Forma Basis” shall mean, with respect to the calculation of the Consolidated Leverage Ratio or the Consolidated Secured Debt Ratio as of any date (the “Calculation Date”) or compliance with any other test hereunder, that (a) if Borrower or any Restricted Subsidiary has incurred, assumed, guaranteed, redeemed, retired or extinguished any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Capital Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio or Consolidated Secured Debt Ratio is being calculated but prior to or simultaneously with the Calculation Date, then the Consolidated Leverage Ratio or Consolidated Secured Debt Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Capital Stock or Preferred Stock, as if the same had occurred at the beginning of the Test Period and (b) for purposes of making any such calculation, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Borrower or any of its Restricted Subsidiaries during the Test Period or subsequent thereto and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any of its Restricted Subsidiaries since the beginning of the Test Period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio and Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Test Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of Borrower (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investments, acquisitions, dispositions, mergers or consolidations or disposed operations which is being given pro forma effect that have been or are expected to be realized within eighteen (18) months after the date of such Investment, acquisition, disposition, merger, consolidation or disposed operation), except as otherwise provided herein, or (y) determined in accordance with Regulation S-X promulgated pursuant to the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire Test Period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Public Lender” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold or other estate) in and to any and all parcels of or interests in real property owned or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.06(i).

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.17(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Class Lenders” shall mean as of any date of determination Lenders of a Class having more than 50% of the sum of the outstanding Loans and unused Commitments of the applicable Class; provided, that the Revolving Loans, LC Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Class Lenders at any time.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Revolving Loans outstanding, LC Exposure and unused Revolving Commitments; provided, that the

Revolving Loans, LC Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Required Tranche A Revolving Lenders” shall mean Lenders having more than 50% of all Tranche A Revolving Commitments or, after the Tranche A Revolving Commitments have terminated, more than 50% of all Tranche A Revolving Exposure; provided, that the Tranche A Revolving Commitments or Tranche A Revolving Exposure, as applicable, of any Defaulting Lender shall be disregarded in the determination of the Required Tranche A Revolving Lenders at any time.

“Required Tranche B Revolving Lenders” shall mean Lenders having more than 50% of all Tranche B Revolving Commitments or, after the Tranche B Revolving Commitments have terminated, more than 50% of all Tranche B Revolving Exposure; provided, that the Tranche B Revolving Commitments or Tranche B Revolving Exposure, as applicable, of any Defaulting Lender shall be disregarded in the determination of the Required Tranche B Revolving Lenders at any time.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than an Investment permitted under Section 6.03 (excluding Section 6.03(l)).

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.

“Retired Capital Stock” shall have the meaning assigned to such term in Section 6.06(i).

“Revolving Availability Period” shall mean the period with respect to the Tranche A Revolving Credit Facility, from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Tranche A Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean a Tranche A Revolving Commitment or a Tranche B Revolving Commitment.

“Revolving Credit Facilities” shall have the meaning assigned to such term in the preliminary statements.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Tranche A Revolving Loan or a Tranche B Revolving Loan.

“Revolving Maturity Date” shall mean (i) with respect to the Tranche A Revolving Credit Facility, July 15, 2015, (ii) with respect to the Tranche B Revolving Credit Facility, April 15, 2015 and (iii) with respect to any tranche of Extended Revolving Commitment, the final maturity date as specified in the applicable Extension Offer accepted by the respective Extending Revolving Lender or Lenders.

“S&P” shall mean Standard & Poor’s, a Division of The McGraw -Hill Companies, Inc.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purposes or purposes as the property being sold or transferred.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Lender or an Affiliate of a Lender and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under Cash Management Obligations (including overdrafts and related liabilities); provided that the obligations described in clauses (b) and (c) of this definition shall only be Secured Obligations if and to the extent that such obligations are designated as either Priority Payment Lien Obligations or Pari Passu Payment Lien Obligations in accordance with the Indenture and the Security Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each counterparty to a Hedging Agreement if such person is a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender and each counterparty to an agreement evidencing a Cash Management Obligation, if such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean that certain Security Agreement, dated as of July 13, 2010, among Borrower, certain Subsidiaries of Borrower, as Grantors, and Wilmington Trust FSB, as Trustee under the Indenture and the Collateral Agent, as may be amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Security Agreement Collateral” shall mean the “Collateral” under and as defined in the Security Agreement.

“Security Agreement Joinder” shall mean a joinder to the Security Agreement in the form provided therein executed and delivered by the Administrative Agent to the Collateral Agent and dated as of the Closing Date.

“Security Agreement Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the Security Agreement.

“Security Documents” shall mean the Security Agreement, the Security Agreement Joinder, security agreements, collateral assignments, agency agreements and related agreements, instruments and documents executed and delivered pursuant to the Indenture (including any agreement relating to any Permitted Refinancing thereof), this Agreement or the Security Agreement or any of the foregoing (including, without limitation, finance statements under the Uniform Commercial Code of the relevant states), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Security Agreement Secured Parties or notice of such pledge, assignment or grant is given.

“Senior Notes” shall mean the 11 3/4% senior secured notes due 2015 issued by Borrower in connection with the Indenture and any notes issued in exchange therefor pursuant to an exchange offer registered with the Securities and Exchange Commission.

“Significant Subsidiary” shall mean any Guarantor that as of the latest audited consolidated financial statements of Borrower, would constitute a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Sponsor” shall mean Apax Partners, L.P. and its Affiliates, but not including any of its portfolio companies.

“Sponsor Management Agreement” shall mean the Material Event Investment Advisory Agreement, dated as of September 25, 2009, by and between Borrower and Apax Partners, L.P.

“Sponsor Termination Fees” shall mean the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsor and its Affiliates in the event of either a Change of Control or the completion of an IPO.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower of any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by a Requirement of Law or other purposes that are typical in accordance with custom and practice in the industry or (d) Indebtedness of Borrower or any of its Subsidiaries permitted to be incurred under Section 6.01.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor (other than intercompany Indebtedness) that (i) is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable, on terms reasonably satisfactory to the Administrative Agent, (ii) does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case, prior to the date that is 91 days after the Revolving Maturity Date at the time such Indebtedness is incurred and (iii) is not guaranteed by any Restricted Subsidiaries other than the Guarantors.

“Subsidiary” shall mean, with respect to any person, (i) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof; and (ii) any partnership, joint venture, limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such person or any Restricted Subsidiary of such person is a Controlling general partner or managing member or otherwise Controls such entity.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.04(c).

“Syndication Agent” or “Syndication Agents” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties relating thereto.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“tranche” shall have the meaning assigned to such term in Section 2.19(a).

“Tranche A Pro Rata Percentage” of any Tranche A Revolving Lender at any time shall mean the percentage of the total Tranche A Revolving Commitments of all Tranche A Revolving Lenders represented by such Lender’s Tranche A Revolving Commitment.

“Tranche A Revolving Credit Facility” shall have the meaning assigned to such term in the preliminary statements.

“Tranche A Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Tranche A Revolving Loans hereunder (and to acquire participations in Letters of Credit as provided for herein). The amount of each Lender’s Revolving Commitment is set forth on Appendix A or the applicable Assignment and Assumption, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Tranche A Revolving Commitments on the Closing Date is $30.0 million.

“Tranche A Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Tranche A Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Tranche A Revolving Lenders” shall mean a Lender with a Tranche A Revolving Commitment.

“Tranche A Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(a). Each Tranche A Revolving Loan shall either be an ABR Loan or a Eurodollar Loan

“Tranche B Effective Date” shall have the meaning assigned to such term in Section 4.03.

“Tranche B Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Revolving Loans hereunder. The amount of each Lender’s Revolving Commitment is set forth on Appendix A or the applicable Assignment and Assumption, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Tranche B Revolving Commitments on the Closing Date is $70.0 million.

“Tranche B Revolving Credit Facility” shall have the meaning assigned to such term in the preliminary statements.

“Tranche B Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Tranche B Revolving Loans of such Lender.

“Tranche B Revolving Lenders” shall mean a Lender with a Tranche B Revolving Commitment.

“Tranche B Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b). Each Tranche B Revolving Loan shall either be an ABR Loan or a Eurodollar Loan

“Transaction Costs” shall mean all fees, costs and expenses incurred or payable by Borrower or any Subsidiary in connection with the Transactions.

“Transactions” shall mean, collectively, the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder and the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“U.S. person” shall mean any person that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) each Subsidiary of Borrower listed on Schedule 1.01(b), (b) any Subsidiary of Borrower designated by the Board of Directors of Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect members of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Revolving Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, shall mean “on, in, under, above or about.”

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time; provided, however, that if Borrower notifies the Administrative Agent that Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to Borrower and the Required Lenders.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a) each Tranche A Revolving Lender agrees, severally and not jointly, to make Tranche A Revolving Loans to Borrower, at any time and from time to time on or after the Closing Date until the earlier of (i) the Revolving Maturity Date and (ii) the termination of the Tranche A Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Tranche A Revolving Exposure exceeding such Lender’s Tranche A Revolving Commitment; and

(b) each Tranche B Revolving Lender agrees, severally and not jointly, to make Tranche B Revolving Loans to Borrower, at any time and from time to time on or after the Tranche B Effective Date until the earlier of (i) the Revolving Maturity Date and (ii) the termination of the Tranche B Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Tranche B Revolving Exposure exceeding such Lender’s Tranche B Revolving Commitment.

Within the limits set forth in clauses (a) and (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable available Commitments; provided that, the failure of any Lender to make its Loan shall not in itself relieve any other Lender under this Section 2.02(a) of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.17(e)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.10 and 2.11 each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than seven Eurodollar Borrowings under the Revolving Loans outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.17(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

SECTION 2.03 Borrowing Procedure. To request a Revolving Borrowing (other than a deemed Borrowing pursuant to Section 2.17(e)(ii), as to which this Section 2.03 shall not apply), Borrower shall deliver, by hand delivery, telecopier or electronic mail, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02 :

(a) whether such Borrowing is to be a Borrowing of Tranche A Revolving Loans or Tranche B Revolving Loans;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location (which shall be an account in the United States) and number of Borrower’s account to which funds are to be disbursed; and

(g) that the conditions set forth in Sections 4.02(b) through (e) have been satisfied as of the date of the Borrowing Request.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded, absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit G-1 or G-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (which is not a Defaulting Lender) a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of the Revolving Commitments of such Revolving Lenders. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (B) on the date on which such Revolving Commitment terminates; provided that no Commitment Fee shall be owing to any Lender that is a Defaulting Lender. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon in writing between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Tranche A Revolving Lender (which is not a Defaulting Lender) a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the average daily maximum aggregate amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) during the period from and including the Closing Date to but excluding the date on which such Lender’s Revolving Commitment terminates; provided that no LC Participation Fee shall be owing to any Lender that is a Defaulting Lender, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at a rate equal to 0.25% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and

December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Revolving Closing Fee. Borrower agrees to pay to each Revolving Lender on the Closing Date as compensation for such Revolving Lender’s Revolving Commitment, a closing fee equal to 1.00% of such Revolving Lender’s Revolving Commitment as of the Closing Date. Such closing fee shall be in all respects fully earned, due and payable on the Closing Date.

(e) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), (b), (g) or (h), all overdue amounts shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal and, to the extent permitted by applicable law, any overdue interest payments on the Loans at the rate otherwise applicable to such Loan pursuant to the preceding paragraphs plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Revolving Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $2.5 million; (ii) the Tranche A Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Tranche A Revolving Loans in accordance with Section 2.09, the aggregate amount of Tranche A Revolving Exposures would exceed the aggregate amount of Tranche A Revolving Commitments; and (iii) the Tranche B Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Tranche B Revolving Loans in accordance with Section 2.09, the aggregate amount of Tranche B Revolving Exposures would exceed the aggregate amount of Tranche B Revolving Commitments.

(c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that, subject to Section 2.12, a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case, each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery, telecopier or electronic mail, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to the requirements of clause (d) of this Section 2.09 and Section 2.12; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $2.5 million or, if less, the outstanding principal amount of such Borrowing.

(b) Mandatory Tranche A Revolving Loan Prepayments. Subject to the terms of the Security Agreement:

(i) In the event of the termination of all the Tranche A Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Tranche A Revolving Borrowings and replace all outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or, subject to compliance with the Security Agreement, cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i).

(ii) In the event of any partial reduction of the Tranche A Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Tranche A Revolving Lenders of the sum of the Tranche A Revolving Exposures after giving effect thereto and (y) if the sum of the Tranche A Revolving Exposures would exceed the aggregate amount of Tranche A Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Tranche A Revolving Borrowings and second, replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or, subject to compliance with the Security Agreement, cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Tranche A Revolving Exposures exceeds the Tranche A Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Tranche A Revolving Borrowings, and second, replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or, subject to compliance with the Security Agreement, cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit from an issuer reasonably satisfactory to the Issuing Bank, or, subject to compliance with the Security Agreement, cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(c) Mandatory Tranche B Revolving Loan Prepayments. Subject to the terms of the Security Agreement:

(i) In the event of the termination of all the Tranche B Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Tranche B Revolving Borrowings.

(ii) In the event of any partial reduction of the Tranche B Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Tranche B Revolving Lenders of the sum of the Tranche B Revolving Exposures after giving effect thereto and (y) if the sum of the Tranche B Revolving Exposures would exceed the aggregate amount of Tranche B Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, repay or prepay Tranche B Revolving Borrowings in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Tranche B Revolving Exposures exceeds the Tranche B Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately repay or prepay Tranche B Revolving in an aggregate amount sufficient to eliminate such excess.

(d) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.09(e), subject to the provisions of this Section 2.09(d). Any optional prepayments of Loans pursuant to Section 2.09(a) shall be applied, at the option of the Borrower (which option shall be set forth in the notice referred to in this Section 2.09(d)), to repay outstanding Tranche A Revolving Loans or to repay outstanding Tranche B Revolving Loans, as applicable, in the manner directed by Borrower. Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(e) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof and of each Lender’s Pro Rata Percentage of the prepayment. Such notice to the Lenders may be by telecopier or electronic mail; provided that each such notice via electronic mail must be approved on a case-by-case basis by the Administrative Agent. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.11 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to materially increase the cost to such Lender, such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to materially reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon written request of such Lender or such Issuing Bank (which request shall set forth in reasonable detail the basis for requesting such amounts), Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return, Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth in good faith and reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Coordination. The foregoing provisions of this Section 2.11 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.14.

SECTION 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15(b), then, in any such event, Borrower shall compensate each Lender for the actual and realized loss, cost and expense (excluding, in any case, loss of anticipated profit) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within five days after receipt thereof.

SECTION 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, Fees or Reimbursement Obligations, or of amounts payable under Section 2.11, 2.12, 2.14 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its payment account, except (i) payments to be made directly to the Issuing Bank as expressly provided herein, (ii) payments pursuant to Sections 2.11, 2.12, 2.14 and 10.03 shall be made directly to the persons entitled thereto and (iii) payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders (other than Defaulting Lenders) pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment by Borrower on account of principal of the Tranche A Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Revolving Loans then held by the Tranche A Revolving Lenders (other than Defaulting Lenders). Each payment by Borrower on account of principal of the Tranche B Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Revolving Loans then held by the Tranche B Revolving Lenders (other than Defaulting Lenders).

(iii) Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and Fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(d) Sharing of Set-Off. If any Lender (and/or any Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.13(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall become a Defaulting Lender, including by virtue of a failure of such Lender to make any payment required to be made by it pursuant to Section 2.02(c), 2.13(e), 2.17(d), 2.17(e) or 10.03(c), then the Administrative Agent shall, notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under this Agreement, or Borrower’s obligations to pay or collateralize any Obligations that arise directly or indirectly by virtue of such Lender being a Defaulting Lender (including for the avoidance of doubt Obligations in respect of Letters of Credit that are cash collateralized by Borrower as contemplated in the last sentence of Section 2.17), until all such unsatisfied obligations and Obligations are fully paid and collateralized.

SECTION 2.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (A) an Internal Revenue Service Form W-8IMY on behalf of itself and (B) the relevant forms prescribed in clauses (i), (ii), (iii), and (v) of this paragraph (e) that would be required of each beneficial owner (or partner or Participant) if the beneficial owner (or partner or Participant) were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, the Lender may provide the certificate required under paragraph (e)(iii) above on behalf of such partners; or

(v) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(f) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Administrative Agent and Borrower, at the time or times prescribed by law and at such other time or times reasonably requested by the Administrative Agent or Borrower, the documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and the additional documentation reasonably requested by the Administrative Agent or Borrower as may be necessary for the Administrative Agent or Borrower to comply with its obligations under FATCA, to determine that the Lender has or has not complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from the payment.

(g) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.14, it shall promptly notify Borrower of such refund and pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.

(h) U.S. Lenders. Each Lender who is a U.S. person on or prior to the date of its execution and delivery of this Agreement, on or prior to the date on which it becomes a Lender, in the case of an assignee, and from time to time thereafter if requested by Borrower or the Administrative Agent, shall provide Borrower and the Administrative Agent with duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, accurately certifying that such Lender is entitled to exemption from U.S backup withholding tax.

(i) Indemnification by the Lenders. Each Lender and Issuing Bank shall severally indemnify (i) the Administrative Agent, within 10 days after demand therefor, for any Indemnified Taxes (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) and (ii) Borrower and the Administrative Agent for any Excluded Taxes, in each case attributable to such Lender or Issuing Bank that are payable or paid by the Administrative Agent or Borrower (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent or Borrower (as applicable) shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent or Borrower (subject to compliance with the Security Agreement), as applicable, to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent or Borrower (as applicable) to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent or Borrower (as applicable) under this paragraph (i). The agreements in this paragraph (i) shall survive the resignation and/or replacement of the Administrative Agent.

(j) Foreign Administrative Agent. If the Administrative Agent is a U.S. branch of a foreign bank subject to regulatory supervision by the Federal Reserve Board, then Borrower and the Administrative Agent will agree to treat the Administrative Agent as a U.S. person to the extent permissible under Treasury Regulations Section 1.1441-1(b)(2)(iv). Pursuant to that regulation, the Administrative Agent shall, to the extent it is legally entitled to do so, deliver to Borrower on or prior to the date on which the Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower), an executed original of Internal Revenue Service Form W-8IMY.

SECTION 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth in reasonable detail such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(c), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Administrative Agent shall have been paid the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12), from the assignee (to the extent of such outstanding principal and accrued interest and Fees) or Borrower (in the case of all other amounts;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, with respect to an exercise by Borrower of its rights under this Section 2.15(b) resulting from a claim for compensation by such Lender under Section 2.11, such Lender withdraws or waives such claim within ten Business Days of such Lender’s receipt of the notice to such Lender of Borrower’s intent to exercise of its rights under this Section 2.15(b) referred to above.

SECTION 2.16 [Reserved].

SECTION 2.17 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request an Issuing Bank, and such Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time prior to the earlier of (i) 30 days prior to the Revolving Maturity Date and (ii) the end of the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). Such Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Tranche A Revolving Exposure would exceed the total Tranche A Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, such Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary contained in this Section 2.17 or elsewhere in this Agreement, in the event that a Tranche A Revolving Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of each LC Disbursement.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by other electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 2:00 p.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to such Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may reasonably require.

If requested by an Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Tranche A Revolving Exposures shall not exceed the total Tranche A Revolving Commitments and (iii) the conditions set forth in Section 4.02 in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $500,000.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Tranche A Revolving Lender, thereof and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.17(d). On the last Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Tranche A Revolving Lender.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii) If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.17(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Tranche A Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Tranche A Revolving Lender, and each Tranche A Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Tranche A Revolving Lender’s Tranche A Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche A Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Tranche A Revolving Lender’s Tranche A Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Tranche A Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or collateralization of any Letter of Credit in accordance with the terms of this Agreement and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives notice thereof from the Issuing Bank and/or Administrative Agent; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with Tranche A Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Tranche A Revolving Loans.

(ii) If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Tranche A Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Tranche A Revolving Lender’s Tranche A Pro Rata Percentage thereof. Each Tranche A Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Tranche A Revolving Lender’s Tranche A Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Tranche A Revolving Loans made by such Tranche A Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Tranche A Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Tranche A Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Tranche A Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Tranche A Revolving Lender shall not have made its Tranche A Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Tranche A Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.17(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to such Issuing Bank and the Tranche A Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Tranche A Revolving Lender pursuant to Section 2.17(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Tranche A Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall, subject to compliance with the Security Agreement, deposit on terms and in interest bearing accounts reasonably satisfactory to the Administrative Agent, in the name of the Collateral Agent and for the benefit of the Tranche A Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral (subject to compliance with the Security Agreement) shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent, upon instruction by the Administrative Agent in its capacity as the Applicable Priority Lien Representative under and as defined in the Security Agreement, to reimburse (after the payment of all costs and reasonable expenses incurred by the Collateral Agent and other Agents (as defined in the Security Agreement), in each case, as set forth in Section 5.5 of the Security Agreement) the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Tranche A Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy the Secured Obligations (as defined in the Security Agreement) and in accordance with Section 5.5 of the Security Agreement. If, subject to compliance with the Security Agreement, Borrower is required to provide an amount of cash collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Issuing Banks. Borrower may, at any time and from time to time, designate one or more financial institutions to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and the existing Issuing Banks (if any). Any such financial institution designated as an issuing bank pursuant to this paragraph (j) shall become a party hereto and shall be deemed to be the Issuing Bank with respect to Letters of Credit issued or to be issued by it, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such financial institution in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. Such Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid Fronting Fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Provisions Related to Extended Revolving Commitments. If the maturity date in respect of any tranche of Tranche A Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Tranche A Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Tranche A Revolving Loans and payments in respect thereof pursuant to Section 2.17(e)) under (and ratably participated in by Lenders pursuant to) the Tranche A Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Tranche A Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.17(i). If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Tranche A Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Tranche A Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Tranche A Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Tranche A Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(m) Other.

(i) No Issuing Bank shall be under an obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it.

(ii) No Issuing Bank shall be under an obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) If, at the time a Lender becomes a Defaulting Lender, such Lender has any LC Exposure then:

(i) all or any part of such LC Exposure shall be reallocated among the Tranche A Revolving Lenders that are not Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent (x) the sum of all such non-Defaulting Lenders’ Tranche A Revolving Exposures plus such Defaulting Lender’s Tranche A Pro Rata Percentage of the LC Exposure does not exceed the total of all such non-Defaulting Lenders’ Tranche A Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall, subject to compliance with the Security Agreement, within five Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Tranche A Pro Rata Percentage of the aggregate LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.17(i) for so long as such LC Exposure is out-standing;

(iii) if Borrower cash collateralizes any portion of such Defaulting Lender’s Tranche A Pro Rata Percentage of the aggregate LC Exposure pursuant to this Section 2.18(a), Borrower shall not be required to pay any Fees to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s Tranche A Pro Rata Percentage of the LC Exposure for the period such Defaulting Lender’s Tranche A Pro Rata Percentage of the LC Exposure is cash collateralized;

(iv) if the Tranche A Pro Rata Percentages of the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.18(a), then the Fees payable to the Tranche A Revolving Lenders pursuant to Section 2.05(a) and Section 2.05(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Tranche A Pro Rata Percentage; and

(v) if any Defaulting Lender’s Tranche A Pro Rata Percentage of the aggregate LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Tranche A Revolving Lender hereunder, all Fees payable under Section 2.05(c) with respect to such Defaulting Lender’s Tranche A Pro Rata Percentage of the LC Exposure shall be payable to the Issuing Bank ratably in accordance with the portion of such LC Exposure attributable to each Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(b) so long as any Tranche A Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Tranche A Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.18(a), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Tranche A Revolving Lenders that are non-Defaulting Lenders in a manner consistent with Section 2.18(a)(i) (and Defaulting Lenders shall not participate therein).

(c) In the event that the Administrative Agent, Borrower and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Tranche A Pro Rata Percentages of the LC Exposure of the Tranche A Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Tranche A Revolving Commitment and on such date such Lender shall purchase at par such of the Tranche A Revolving Loans of the other Tranche A Revolving Lenders as the Administrative Agent shall determine to be necessary in order for such Lender to hold such Tranche A Revolving Loans in accordance with its Tranche A Pro Rata Percentage.

SECTION 2.19 Extensions of Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders holding

Tranche A Revolving Commitments or Tranche B Revolving Commitments, as applicable, with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Commitments and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, an “Extension”, and each group of Revolving Commitments, in each case as so extended, as well as the original Tranche A Revolving Commitments and Tranche B Revolving Commitments (in each case not so extended), being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i) except as to interest rates, fees and final maturity (which shall be determined by Borrower and set forth in the relevant Extension Offer), the Revolving Commitments of any Revolving Lender that agrees to an extension with respect to such Revolving Commitments (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be Revolving Commitments (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (A) if the original Revolving Commitments are Tranche A Revolving Commitments, subject to the provisions of Section 2.17(l) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Tranche A Revolving Commitments in accordance with their Applicable Percentage of the Tranche A Revolving Commitments (and except as provided in Section 2.17(l), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (B) all borrowings under Tranche A Revolving Commitments or Tranche B Revolving Commitments, as applicable, and repayments thereunder, as applicable, shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (2) repayments required upon the maturity date of the non-extending Revolving Commitments) and (C) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different maturity dates;

(ii) if the aggregate principal amount of Revolving Commitments, in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments, offered to be extended by Borrower pursuant to such Extension Offer, then the Revolving Commitments of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Extension Offer;

(iii) all documentation in respect of such Extension shall be consistent with the foregoing; and

(iv) any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower.

(b) With respect to all Extensions consummated by Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.09 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Revolving Commitments of any or all applicable tranches be tendered. The Administrative Agent, the Issuing Bank and the Lenders hereby consent to the transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.09 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.

(c) No consent of any Lender, the Issuing Bank or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments (or a portion thereof) and (ii) the consent of the Issuing Bank, which consent shall not be unreasonably withheld or delayed. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu or junior lien basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the unqualified opinion of Grant Thornton LLP, independent public accountants, and (ii) the unaudited consolidated balance sheets and related statements of income of Borrower and its Subsidiaries for each fiscal quarter of the current fiscal year ending more than 45 days prior to the Closing Date and for the comparable periods of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (in the case of financial statements delivered pursuant to Sections 5.01(b) and (c), subject to normal year-end audit adjustments and the absence of footnotes) and present fairly and in all material respects the financial condition and results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods to which they relate.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect. Since December 31, 2010, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) [Reserved]

(d) Forecasts. Any forecasts of financial performance of Borrower and its Subsidiaries furnished to the Lenders prior to the Closing Date have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable at the time such forecasts are delivered (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. Schedule 3.05(b) contains a true and complete list of each interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased, licensed or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company.

(c) No Casualty Event. As of the Closing Date, no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property. In the case of any Mortgage executed and delivered after the Closing Date in accordance with the provisions of Section 5.10 and 5.11, no such Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Collateral. The use by each Company of the Collateral and all such rights with respect thereto do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that, to the extent material, are listed in Schedule 3.06, and other than non-material licenses entered into by the Loan Parties in the ordinary course of business, on and as of the Closing Date each Loan Party owns and possesses the right to use, and has not authorized any other person to use, any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) listed in Schedule 3.06. All registrations listed in Schedule 3.06 are in full force and effect and, to Loan Parties’ knowledge, valid.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Loan Party with respect to any Copyright, Patent or Trademark listed in Schedule 3.06, pledged by it under the name of such Loan Party, except as may be set forth on Schedule 3.06(b).

SECTION 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedule 3.07 correctly sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdictions of organization as of the Closing Date, (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and (iii) the ownership interests of Borrower and its Guarantors in their respective Subsidiaries as of the Closing Date. All Equity Interests of each Company (other than any Foreign Subsidiary) are duly and validly issued and are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and other Permitted Liens, and, with respect to the Equity Interests of Borrower and its Wholly Owned Subsidiaries, except as set forth on Schedule 3.07, as of the Closing Date there are no outstanding subscriptions, warrants, options, rights or other agreements or commitments that require the issuance of any such Equity Interests.

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation or perfection of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof, except as have been obtained.

(c) Organizational Chart. An organizational chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date is set forth on Schedule 3.07 and is accurate in all material respects as of the Closing Date.

SECTION 3.08 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any

Company, threatened against or affecting any Company or any business, property or rights of any Company that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for matters covered by Section 3.17, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.10 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

SECTION 3.11 Use of Proceeds. Borrower will use the proceeds of Revolving Loans made after the Closing Date for ongoing working capital requirements of Borrower and its Subsidiaries and other general corporate purposes, including the financing of capital expenditures, Earn-Out Obligations and Permitted Acquisitions.

SECTION 3.12 Taxes. Except as set forth on Schedule 3.12, each Company has (a) timely filed or caused to be timely filed all material Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.13 No Material Misstatements. No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.14 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. Except as set forth on Schedule 3.14, the hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15 Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of Borrower (on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which Borrower or such Subsidiary has provided a guarantee) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of Borrower (on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which Borrower or such Subsidiary has provided a guarantee) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower (on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (the valuation of contingent debts and liabilities being computed in light of all facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or material liability); and (d) Borrower (on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16 Employee Benefit Plans. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17 Environmental Matters. Except as set forth in Schedule 3.17 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(b) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(c) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the

Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(d) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies;

(e) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation;

(f) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(g) To the knowledge of the Companies, no Real Property or facility owned, operated or leased by the Companies or formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(h) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies; and

(i) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law.

SECTION 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, except, in such case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Company’s Real Property (if any), and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement (if any are applicable), in each case, to the extent the same could not reasonably be expected to have a Material Adverse Effect. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.19 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral. The Liens created by such Security Agreement constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens. Upon execution and delivery of the Security

Agreement Joinder and the Designation Certificates, the Obligations in respect of the Tranche A Revolving Credit Facility shall constitute “Priority Lien Obligations” (under and as defined in the Security Agreement) and the Obligations in respect of the Tranche B Revolving Credit Facility shall constitute “Pari Passu Payment Lien Obligations” (under and as defined in the Security Agreement). As of the Closing Date, the Borrower has not delivered any officers’ certificate to the Collateral Agent designating any Indebtedness as “Priority Payment Lien Obligations” or “Pari Passu Payment Lien Obligations” under the Indenture other than the Designation Certificates.

(b) PTO Filing; Copyright Office Filing. The Liens created by such Security Agreement constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents or Trademarks (as such terms are defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c) Mortgages. In the case of any Mortgage executed and delivered after the Closing Date in accordance with the provisions of Sections 5.10 and 5.11, if any, such Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, valid and enforceable Liens (except as otherwise expressly provided in this Agreement or such Security Document) on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Administrative Agent, and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11, such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.20 Anti-Terrorism Law. (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.21 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the borrowing on the Closing Date.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. In addition to the conditions set forth in Section 4.02, the Lenders and, if applicable, each Issuing Bank shall not be required to fund any Credit Extension until the date (the “Closing Date”) that each of the following conditions has been satisfied.

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart to this Agreement and the Notes, if any.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary or the managing member of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) signature and incumbency certificates of one or more officers of Borrower who are authorized to execute Borrowing Requests delivered under this Agreement, in substantially the form of Exhibit K hereto (with such amendments and modifications as may be approved by the Administrative Agent); and

(iii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of its state or organization.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.02(b) through (e).

(d) Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received the financial statements described in Section 3.04.

(e) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of legal counsel to the Companies (which may, with respect to certain matters agreed to by the Administrative Agent, include in-house counsel), as is customary for transactions of this type.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the chief financial officer of Borrower substantially in the form of Exhibit J, certifying the solvency of Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(g) Fees. The Administrative Agent shall have received all Fees and other amounts due, payable and invoiced on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and out-of-pocket expenses of Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Administrative Agent, and Moore & Van Allen PLLC, special counsel to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as an Arranger) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(h) Security Agreement Joinder. The Security Agreement Joinder delivered by the Administrative Agent shall have been received and acknowledged in writing by the Collateral Agent.

(i) Designation of Obligations. The Collateral Agent shall have received the Designation Certificates, duly executed and delivered by Borrower.

(j) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and the Arrangers.

(k) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act including the information described in Section 10.13.

(l) Credit Rating. Borrower shall have used commercially reasonable efforts to obtain a corporate family rating from Moody’s, a corporate credit rating from S&P and a public credit rating for each of the Revolving Credit Facilities from each of Moody’s and S&P.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.17(b).

(b) No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such prior date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the making of Loans hereunder.

(e) Consolidated Secured Debt Ratio. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, the Consolidated Secured Debt Ratio on a Pro Forma Basis shall not exceed 3.50:1.00.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.02(b) through (e) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.08) as the Administrative Agent may reasonably request to confirm that the conditions in Section 4.02(b) through (e) have been satisfied.

SECTION 4.03 Additional Conditions to Initial Tranche B Credit Extension. In addition to the conditions set forth in Section 4.01 and 4.02, the Lenders shall not be required to fund any Tranche B Revolving Loan until the date (the “Tranche B Effective Date”) that each of the following conditions has been satisfied.

(a) Borrower shall have consummated the IPO; and

(b) a portion of the Net Cash Proceeds of the IPO shall have been used to repurchase the Senior Notes in an aggregate principal amount greater than or equal to the amount of the Tranche B Revolving Commitments; and

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower and each Guarantor covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired or have been collateralized in a matter reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Borrower and each Guarantor will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent (for prompt delivery to each Lender), the following:

(a) Annual Reports. As soon as available and in any event within 105 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2011, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of Grant Thornton LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis (with statistical analysis), in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clauses (i) and (iii) may be furnished in the form of a Form 10-K);

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2011, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis (with statistical analysis), in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clauses (i) and (iii) may be furnished in the form of a Form 10-Q);

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) beginning with the fiscal quarter ending September 30, 2011, setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.08; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2011, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries (it being understood that such report shall be limited to items that the independent certified public accountant is permitted to cover in such report pursuant to their professional standards and customs of the profession), which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to a financial covenant under Section 6.08 has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(d) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(e) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(f) Budgets. Within 105 days after the beginning of each fiscal year of Borrower (beginning with fiscal year 2012), a budget for Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is a reasonable estimate for the periods covered thereby;

(g) Indenture. Promptly provide copies of any notices or reports provided to the Trustee (as defined in the Indenture) pursuant to Section 3.11 of the Indenture not otherwise provided to the Administrative Agent under this Section 5.01.

(h) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

(i) Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Borrower, its Subsidiaries and their securities.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent (for prompt delivery to each Lender), written notice of the following promptly after any Responsible Officer of any Borrower acquires knowledge thereof:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document, and promptly (and no more than 15 days after receiving such request) provide copies to the Administrative Agent and upon written request of the Administrative Agent of all pleadings and judgments related to such item; and

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04 or Section 6.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) comply with all material agreements except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect; and (iii) comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any

Governmental Authority, whether now in effect or hereafter enacted, except, where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (iv) pay and perform its obligations under all Loan Documents; and (v) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and subject to casualty and condemnation events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.04 or Section 6.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to each property that is material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b) Requirements of Insurance. (i) Borrower will use its commercially reasonable efforts to cause all such insurance to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof and (ii) Borrower shall cause all such insurance to name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or additional loss payee (in the case of property insurance), as applicable.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or

(ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05 Payment of Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien or (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 30 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to have a Material Adverse Effect, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan maintained by any Company; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan maintained by any Company (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account (i) in which full, true and correct entries are recorded in conformity with all Requirements of Law, (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which all dealings and transactions in relation to its business and activities are recorded. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request; provided that in the absence of an Event of Default, no more than one such visit for the Administrative Agent and the Lenders will be permitted in a year. So long as no Default or Event of Default has occurred and is continuing, Borrower shall be permitted to coordinate the visits and inspections of individual Lenders to minimize inconvenience.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.11 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Standby Letter of Credit.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect: (i) comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; (ii) use commercially reasonable efforts to obtain and renew all material Environmental Permits applicable to its operations and Real Property; and (iii) conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.10 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or such longer period approved by the Administrative Agent) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Security Agreement Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any Restricted Subsidiary of Borrower that guarantees the obligations under the Senior Notes or any Permitted Refinancing thereof after the Closing Date, promptly (and in any event within ten Business Days) cause such Restricted Subsidiary to (i) execute a Joinder Agreement to become a Guarantor and a joinder agreement to the Security Agreement, substantially in the form annexed thereto, and (ii) take all actions reasonably necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such Security Agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) With respect to any fee interest in any real property acquired by Borrower or any Guarantor after the Closing Date with a purchase price of greater than $5.0 million:

(i) Borrower shall deliver to the Collateral Agent, as mortgagee, for its benefit and for the benefit of the other Security Agreement Secured Parties, fully executed counterparts of Mortgages, each dated as of the date of acquisition of such property duly executed by Borrower or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(ii) Borrower shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Security Agreement Secured Parties in an amount equal to 100% of the fair market value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(iii) Borrower shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (A) an updated survey certification in favor of the Collateral Agent (for its benefit and for the benefit of the other Security Agreement Secured Parties) from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (B) an affidavit from Borrower and the Guarantors stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by Borrower or such Guarantor, as applicable, of such Premises for Borrower or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises.

SECTION 5.11 Security Interests; Further Assurances. To the extent required under this Agreement or any of the Security Documents, Borrower and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that may reasonably be necessary, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Agreement or any of the Security Documents, from time to time, Borrower will reasonably promptly secure the obligations under the Agreement and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Security Documents. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents, and Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including certificates, legal opinions, title insurance policies and lien searches) to evidence compliance with this covenant. Borrower agrees to provide such evidence to the Administrative Agent as to the perfection (to the extent required by the Security Documents) and priority status of each such security interest and Lien. Borrower shall deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may reasonably require. If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.12 Information Regarding Collateral. Within 30 days after the date of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or organizational structure, (iii) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with written notice of the changes described in the preceding sentence.

SECTION 5.13 Designation of Subsidiaries. The Board of Directors of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 6.08 (or in the case of designations prior to September 30, 2011, a pro forma Consolidated Leverage Ratio of 4.50:1.00 or less as of the last day of the immediately preceding Fiscal Quarter) (and, as a condition precedent to the effectiveness of any such designation, Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the net book value of Borrower’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.14 Ratings. Borrower shall use commercially reasonable efforts to maintain a corporate family rating from Moody’s, a corporate credit rating from S&P and a public credit rating for each of the Revolving Credit Facilities from each of Moody’s and S&P.

ARTICLE VI

NEGATIVE COVENANTS

Borrower and each Guarantor covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired or have been collateralized in a manner reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Borrower and each Guarantor will not, nor will they cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) Indebtedness of Borrower and the Restricted Subsidiaries outstanding on the Closing Date and listed on Schedule 6.01(b) and any Permitted Refinancing thereof, (ii) Indebtedness in respect of the Indenture, the Senior Notes issued thereunder in an aggregate principal amount of up to $300.0 million and the Notes Guarantees at any time outstanding and any Permitted Refinancing thereof; provided that such refinancing Indebtedness shall be subject to an intercreditor agreement substantially similar to the Security Agreement or otherwise reasonably acceptable to the Administrative Agent and (iii) operating leases of Borrower and the Restricted Subsidiaries (A) not included on the balance sheet of Borrower and the Restricted Subsidiaries as Capital Lease Obligations and (B) subsequently recharacterized as Capital Lease Obligations due to a change in accounting treatment;

(c) Indebtedness of Borrower and the Restricted Subsidiaries under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Section 6.03(e) and (f);

(e) Indebtedness of Borrower and the Restricted Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations and any Permitted Refinancing thereof in an aggregate amount, immediately after giving effect to the issuance or incurrence of such Indebtedness, not to exceed $20.0 million in the aggregate at any time outstanding;

(f) Indebtedness in respect of bid, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance or surety, appeal or similar bonds issued for the account of and completion guarantees and other similar obligations provided by any Company in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(g) Contingent Obligations of Borrower and the Restricted Subsidiaries in respect of Indebtedness otherwise permitted under this Section 6.01;

(h) Cash Management Obligations, Indebtedness arising from netting services, and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) any Permitted Refinancing of any Permitted Refinancing;

(k) (i) Acquired Indebtedness of Borrower and the Restricted Subsidiaries; provided that both immediately prior and after giving effect thereto (x) no Default or Event of Default shall exist and (y) the Consolidated Leverage Ratio determined on a Pro Forma Basis shall be at least 0.25:1.00 less than the applicable Consolidated Leverage Ratio then permitted under Section 6.08 determined for the most recent period for which financial statements are required to have been delivered pursuant to Section 5.01(a) and 5.01(b) (or in the case of the incurrence of Acquired Indebtedness prior to September 30, 2011, the Consolidated Leverage Ratio determined on a Pro Forma Basis shall not exceed 4.25:1.00 as of the last day of the immediately preceding Fiscal Quarter) and (ii) any Permitted Refinancing thereof;

(l) (i) Indebtedness incurred by Borrower or any Restricted Subsidiary to finance the payment of insurance premiums of Borrower or its Subsidiaries or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) intercompany Indebtedness permitted pursuant to Section 6.03;

(n) Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries in an aggregate principal amount not to exceed immediately after giving effect to the issuance or incurrence of such Indebtedness, and any Permitted Refinancing thereof, on a Pro Forma Basis $15.0 million;

(o) (i) Indebtedness of Borrower and the Restricted Subsidiaries incurred to finance a Permitted Acquisition; provided that (A) the primary obligor in respect of, and any person that incurs Contingent Obligations with respect to, such Indebtedness shall be Borrower or a Guarantor, (B) such Indebtedness does not mature prior to the date that is 91 days after the Revolving Maturity Date, (C) at the time of the incurrence of such Indebtedness and after giving effect thereto (and to such Permitted Acquisition) on a Pro Forma Basis, (x) the Consolidated Leverage Ratio shall be at least 0.25:1.00 less than the applicable Consolidated Leverage Ratio then permitted under Section 6.08 determined for the most recent period for which financial statements are required to have been delivered pursuant to Section 5.01(a) and 5.01(b) (or in the case of acquisitions prior to September 30, 2011, the Consolidated Leverage Ratio determined on a Pro Forma Basis shall not exceed 4.25:1.00 as of the last day of the immediately preceding Fiscal Quarter), and (y) if such Indebtedness is secured Indebtedness, the Consolidated Secured Debt Ratio shall not exceed 3.50:1.00 and (D) no Default or Event of Default shall have occurred and be continuing prior to or immediately after the incurrence of such Indebtedness and (ii) any Permitted Refinancing thereof;

(p) (i) other Indebtedness; provided that, both immediately prior to and after giving effect thereto, (A) no Default or Event of Default shall exist or result therefrom, (B) at the time of the incurrence of such Indebtedness and after giving effect thereto on a Pro Forma Basis, (x) the Consolidated Leverage Ratio shall be at least 0.25:1.00 less than the applicable Consolidated Leverage Ratio then permitted under Section 6.08 determined for the most recent period for which financial statements are required to have been delivered pursuant to Section 5.01(a) and 5.01(b) (or in the case of the incurrence of Indebtedness prior to September 30, 2011, the Consolidated Leverage Ratio determined on a Pro Forma Basis shall not exceed 4.25:1.00 as of the last day of the immediately preceding Fiscal Quarter), and (y) if such Indebtedness is secured Indebtedness, the Consolidated Secured Debt Ratio shall not exceed 3.50:1.00, and (C) such Indebtedness does not mature prior to the date that is 91 days after the Revolving Maturity Date and (ii) any Permitted Refinancing thereof;

(q) Indebtedness the principal amount of which is supported by a Letter of Credit such that the principal amount of such Indebtedness is reduced upon a drawing under such Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(r) Indebtedness evidenced by promissory notes issued to former or current management, directors, officers, consultants or employees (or their transferees, estates or beneficiaries under their estates) of Borrower or any of the Restricted Subsidiaries in lieu of any cash payment permitted to be made under Section 6.06(b), provided that all such Indebtedness shall be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations on terms that are reasonably satisfactory to the Administrative Agent;

(s) Contingent Obligations in respect of Indebtedness of directors, officers and employees of Borrower or any of its Restricted Subsidiaries in respect of expenses of such persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of loans and advances then outstanding under Section 6.03(d), shall not at any time exceed $5.0 million;

(t) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing performance pursuant to such agreements, in connection with Investments or permitted Asset Sales;

(u) Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees incurred in the ordinary course of business or existing on the Closing Date;

(v) Indebtedness of an Unrestricted Subsidiary then existing on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13; and

(w) Indebtedness of Borrower and the Restricted Subsidiaries in an aggregate amount not to exceed $25.0 million at any time outstanding.

Accrual of interest or dividends, the accretion of accreted value, the amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) (i) Liens, pledges, prepayments or deposits by such person in connection with workmen’s compensation laws, unemployment insurance laws and other social security legislation or similar legislation, (ii) Liens, pledges, prepayments or deposits in connection with, or to secure the performance of, bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, (iii) Liens, pledges, prepayments or deposits to secure public or statutory obligations of such person, (iv) Liens or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such person is a party, or (v) Liens or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, suppliers’ or construction contractor’s Liens, in each case which secure amounts which are not overdue for a period of more than forty-five (45) days or if more than forty-five days overdue, are unfiled and no other action has been taken to enforce such Lien or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such person in accordance with GAAP;

(d) Liens (including rights of set-off), deposits, prepayments or cash pledges in connection with or to secure the performance of statutory bonds, stay, customs and appeal bonds, performance bonds and surety bonds or bid bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such person in the ordinary course of its business;

(e) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar minor encumbrances and minor title defects affecting real property and zoning or other restrictions as to the use of real properties or Liens incidental which are imposed by any governmental authority having jurisdiction over such real property which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(e); provided that Liens securing Indebtedness incurred pursuant to Section 6.01(e) are solely on acquired property or the assets of the acquired entity; provided, further, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment, which financing consists of Indebtedness incurred pursuant to Section 6.01(e) and are provided by such lender;

(g) any Lien in existence on the Closing Date and set forth on Schedule 6.02(g), any modification, renewal or extension thereof and any Lien granted as a replacement or substitute therefor; provided that any such modification, renewal, extension or replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date (plus the amount of accrued and unpaid interest, any premiums required to be paid with respect thereto and reasonable fees and expenses associated therewith) and (ii) does not encumber any property other than the property subject thereto on the Closing Date other than improvements thereon or proceeds from the disposition of such property (any such Lien, an “Existing Lien”);

(h) Liens on property or shares of stock of or held by a person at the time such person becomes a Restricted Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Borrower or any Restricted Subsidiary;

(i) Liens on property of a person existing at the time such person or the property of such person is acquired or merged with or into or consolidated with any Company (including such existing Liens securing Acquired Indebtedness permitted under Section 6.01(k)) (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon or proceeds from the disposition of such property);

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary that is not a Guarantor, in each case permitted to be incurred in accordance with Section 6.01; provided that the Liens extend only to assets of Restricted Subsidiaries that are not Guarantors;

(k) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on specific items of inventory of other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) Leases, licenses, sublicenses and subleases of real property granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Borrower or any of the Restricted Subsidiaries;

(n) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of Borrower or any Guarantor;

(p) Liens on equipment of Borrower or any Restricted Subsidiary granted in the ordinary course of business to Borrower’s or any Restricted Subsidiary’s clients at which such equipment is located;

(q) Liens to secure any refinancing, refunding, extension, renewal, modification or replacement (or successive refinancing, refunding, extensions, renewals, modifications or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (g), (h), (i), (j), (o) and (s); provided that any such refinancing, refunding, extension, renewal, modification or replacement Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured by the original Lien (plus the amount of accrued and unpaid interest, any premiums required to be paid with respect thereto and reasonable fees and expenses associated therewith) and (ii) does not encumber any property other than the property subject to the original Lien (plus improvements thereon, after acquired property that is affixed or incorporated into the property covered by such Lien and proceeds from the disposition of such property);

(r) Liens granted pursuant to the Security Documents to secure the Secured Obligations (as defined in the Security Agreement);

(s) Liens securing the Senior Notes outstanding on the Closing Date, the Notes Guarantees and any obligations with respect to such Senior Notes and Notes Guarantees;

(t) Liens on the Collateral in favor of any collateral agent for the benefit of the Security Agreement Secured Parties relating to such collateral agent’s administrative expenses with respect to the Collateral;

(u) Liens to secure Indebtedness of any Foreign Subsidiary permitted by Section 6.01(n) covering only the assets of such Foreign Subsidiary;

(v) Liens securing judgments, attachments or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(w) Liens incurred to secure, on an equal and ratable or junior basis, as applicable, obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 6.01(o) or (p) if at the time of the incurrence of such equal and ratable or junior Liens and after giving effect thereto on a Pro Forma Basis, the Consolidated Secured Debt Ratio shall not exceed 3.50:1.00; provided that any Indebtedness (other than additional Indebtedness incurred under this Agreement or the other Loan Documents) that is secured by equal and ratable or junior Liens on the Collateral incurred pursuant to this clause (w) shall be subject, (i) in the case of Indebtedness secured equally and ratably with the Obligations, to the Security Agreement or a similar intercreditor agreement and (ii) in the case of Indebtedness secured on a junior basis relative to the Obligations, to a customary junior Lien intercreditor agreement, in each case, to be entered into by the Loan Parties, the Administrative Agent, the Collateral Agent and the agent or trustee with respect to such Indebtedness and in form and substance reasonably satisfactory to the Administrative Agent;

(x) Any interest or title of a lessor, sublessor, licensor or sublicensor in the property subject to any lease, sublease, license or sublicense (other than any property that is the subject of a sale and leaseback transaction);

(y) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(z) Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(aa) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(bb) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(cc) Liens on the Collateral incurred to secure Liens that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any Restricted Subsidiary in the ordinary course of business;

(dd) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof , which Liens, in any event, do not to secure any Indebtedness;

(ee) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(ff) Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that are permitted by Section 6.01 that constitute temporary cash investments and that do not extend to any assets other than those that are the subject of such repurchase agreement;

(gg) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(hh) ground leases in respect of real property on which facilities owned or leased by Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by Borrower or any Subsidiary;

(ii) Liens on equipment owned by Borrower or any Restricted Subsidiary and located on the premises of any supplier, in the ordinary course of business;

(jj) Utility and other similar deposits made in the ordinary course of business;

   (kk) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and

(ll) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.03 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an Asset Sale permitted under Section 3.5, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

For purposes of determining compliance with this Section 6.02, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, Borrower shall, in its sole discretion, classify (or reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

SECTION 6.03 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise, including Contingent Obligations) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any person or any assets of any other person constituting a business unit (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) Investments outstanding on the Closing Date and identified on Schedule 6.03(a) and any modification, replacement, renewal or extension thereof to the extent not involving any additional Investment;

(b) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business or (v) acquire and hold inventory, supplies, material or equipment in the ordinary course of business;

(c) Hedging Obligations incurred pursuant to Section 6.01(c);

(d) loans and advances to directors, employees, partners and officers of Borrower (or any direct or indirect parent thereof), Parent or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such person’s purchase of Equity Interests of Parent or Borrower (provided that the amount of such loans and advances to the extent made in cash shall be contributed to Borrower in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding, when added to the amount of Contingent Obligations outstanding in reliance on the exception set forth in Section 6.01(s), not to exceed $5.0 million;

(e) Investments (i) by any Company in Borrower or any Guarantor and (ii) by a Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(f) Investments made by Borrower or any Guarantor in any Subsidiary that is not a Guarantor; provided that the amount of such Investments made pursuant to this clause (f) shall not exceed $12.5 million in the aggregate at any time outstanding;

(g) Investments in securities of trade creditors or customers in the ordinary course of business that are received in settlement of delinquent accounts or bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(h) Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.05;

(i) Permitted Acquisitions and Investments consisting of earnest money deposits required in connection with a purchase agreement, letter of intent or otherwise with respect to any Permitted Acquisition;

(j) Investments consisting solely of Contingent Obligations permitted under Section 6.01(g);

(k) Investments to the extent financed by the Equity Interests of Borrower or Parent (other than Disqualified Capital Stock);

(l) other Investments in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the portion, if any, of the Available Amount on the date such election is made that Borrower elects to apply to this Section 6.03(l);

(m) Contingent Obligations incurred by Borrower or any Restricted Subsidiary with respect to operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by Borrower or any Restricted Subsidiary in the ordinary course of business;

(n) extensions of trade credit in the ordinary course of business;

(o) Investments of any person in existence at the time such person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;

(p) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (p) that are at the time outstanding, without giving effect to the sale of a joint venture or an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or Cash Equivalents, not to exceed $15.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(q) Investments consisting of Indebtedness, Liens, mergers and consolidations, Asset Sales and Dividends permitted under Section 6.01, Section 6.02, Section 6.04, Section 6.05 and Section 6.06, respectively; provided, however, that no Investments may be made solely pursuant to this Section 6.03(q);

(r) Loans and advances to Parent in lieu of, and not in excess of, the amount of (after giving effect to any other such loans and advances or Dividends in respect thereof) Dividends to the extent permitted to be made to Parent in accordance with Section 6.06;

(s) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13; and

(t) other Investments so long as the aggregate amount of all such Investments under this clause (t) does not exceed $5.0 million immediately after the making of such and no Event of Default exists prior to or immediately after giving effect to such Investment.

For purposes of covenant compliance with this Section 6.03, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

SECTION 6.04 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) Asset Sales in compliance with Section 6.05;

(b) Permitted Acquisitions;

(c) any person may merge into or consolidate with Borrower in a transaction (i) in which Borrower is the surviving corporation or (ii) if the person formed by or surviving any such merger or consolidation is not Borrower or is a person into which Borrower has been liquidated (any such person, the “Successor Borrower”), (A) the Successor Borrower shall expressly assume all the obligations of Borrower under, and confirm or re-grant all Liens granted by Borrower under, this Agreement and the other Loan Documents pursuant to a supplement or joinder hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (B) each Loan Party other than Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (C) the Successor Borrower shall, immediately following such merger or consolidation, directly or indirectly own all Investments in Subsidiaries owned by Borrower immediately prior to such merger or consolidation, (D) the Successor Borrower shall be organized under a jurisdiction within the United States; and (E) Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger or consolidation complies with this Agreement; provided that if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, Borrower under this Agreement and the other Loan Documents;

(d) any person (other than Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger, consolidation or liquidation involving a Guarantor must result in such surviving entity being or becoming a Guanrantor);

(e) any Restricted Subsidiary may merge into or consolidate with any person in order to consummate an Asset Sale made in compliance with Section 6.05 in which the surviving entity is not a Subsidiary;

(f) (x) any Company may merge or consolidate with or into Borrower or any Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Guarantor is the surviving person and remains a Subsidiary of Borrower in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable, and (y) any Restricted Subsidiary that is not a Guarantor may transfer property or lease to or acquire or lease property from any other Restricted Subsidiary that is not a Guarantor or may be merged into any other Restricted Subsidiary that is not a Guarantor; and

(g) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05 Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the assignment, cancellation, abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) leases of real or personal property in the ordinary course of business;

(c) Borrower or any Subsidiary may effect Permitted Exchanges in accordance with the definition thereof;

(d) mergers and consolidations in compliance with Section 6.04;

(e) Investments in compliance with Section 6.03 and Dividends in compliance with Section 6.06;

(f) any Asset Sale by any Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary that is not a Guarantor;

(g) non-exclusive licenses and sublicenses of Intellectual Property or software in the ordinary course of business;

(h) any disposition of real property that results from a Casualty Event;

(i) Liens in compliance with Section 6.02;

(j) any Sale and Leaseback Transaction with respect to property built or acquired by Borrower or any Restricted Subsidiary after July 13, 2010; provided that (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is consummated within 365 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.02 and (iv) the Sale and Leaseback Transaction would be permitted under Section 6.01, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.1.

(k) dispositions of investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the consideration received shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Borrower);

(l) sales or other dispositions of non-core assets acquired in a Permitted Acquisition; provided that (i) such sales shall be consummated within 360 days of such Permitted Acquisition and (ii)

the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Borrower);

(m) sales, forgiveness or other dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(n) other Asset Sales; provided that the fair market value in respect of all Asset Sales pursuant to this clause (n) shall not exceed $10.0 million in any fiscal year of Borrower;

(o) Asset Sales constituting sales of a business unit or line of business; provided that (i) the aggregate fair market value in respect of any such Asset Sale shall not exceed 12.5% of Consolidated EBITDA calculated on a Pro Forma Basis for the Test Period then most recently ended; and (ii) the sum of the percentages of Consolidated EBITDA for all such Asset Sales determined in accordance with subclause (i) at the time of each Asset Sale shall not exceed 25.0%; and

(p) sales, transfers, leases and other dispositions to a Foreign Subsidiary; provided, that any such sales, transfers, leases or other dispositions from Borrower or a Restricted Subsidiary that is a Loan Party shall be made (i) in compliance with Section 6.07     and (ii) to the extent not made in compliance with Section 6.07, shall be treated as an Investment in such Foreign Subsidiary and shall be permitted only to the extent permitted pursuant to Section 6.03.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the disposition of any Collateral, or any Collateral is disposed of as permitted by this Section 6.05, such Collateral (unless disposed of to a Loan Party) shall be disposed of free and clear of the Liens created by the Security Documents (to the extent not prohibited thereunder), and, so long as Borrower shall have provided (i) the Administrative Agent such certifications or documents as it shall reasonably request in order to demonstrate compliance with this Section 6.05, and (ii) the Collateral Agent with all documents required under the Security Agreement, the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.06 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted (it being understood that for purposes of determining compliance with or availability of any of the following exceptions any Investment made in reliance on Section 6.03(r) shall be treated as a Dividend):

(a) Dividends by any Company to Borrower, any Guarantor or any Restricted Subsidiary, provided that in the case of a Subsidiary that is not a Wholly Owned Subsidiary, such Dividends shall be made pro rata (or on terms more favorable to Borrower or any other applicable Loan Party or, if neither Borrower nor any other Loan Party holds an Equity Interest in such Subsidiary, on terms more favorable to any other Subsidiary of Borrower, in each case, than to the other holders of such Subsidiary’s Equity Interests) to the holders of such Subsidiary’s Equity Interests, taking into account the relative preferences, if any, on the various classes of Equity Interests of such Subsidiary;

(b) Dividends, directly or indirectly, to Borrower or Parent to permit Borrower or Parent, and the subsequent use of such payments by Borrower or Parent, to repurchase or redeem Qualified Capital Stock of Borrower or Parent, as applicable, held by officers, directors, employees or consultants or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates) of Parent, Borrower or any of its Subsidiaries upon death, disability, retirement, severance or termination of employment or service or pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) or to make payment on promissory notes issued to pay the purchase price with respect to such repurchases or redemptions; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (i) $7.0 million (plus any amount not used in any fiscal year may be carried forward to the next two succeeding fiscal years), plus the sum of (ii) the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Borrower or Parent, in each case, to officers, directors or employees of Parent, Borrower or any of its Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (b), (iii) the Net Cash Proceeds of any “key-man” life insurance policies of Borrower and any of its Restricted Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (b) and (iv) amounts that are contemporaneously repaid to Borrower or a Subsidiary in respect of loans made pursuant to Section 6.03(d);

(c) (A) to the extent actually used by Parent to pay such taxes, costs and expenses, Dividends, directly or indirectly, by Borrower to or on behalf of Parent in an amount sufficient to permit Parent to pay franchise taxes and other fees required to maintain the legal existence of Parent and (B) to the extent actually used by Parent to pay such costs and expenses, Dividends, directly or indirectly, by Borrower to or on behalf of Parent in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Parent, in the case of clauses (A) and (B) in an aggregate amount not to exceed $5.0 million in any fiscal year;

(d) Permitted Tax Distributions by Borrower to Parent, so long as Parent uses such distributions to pay its taxes;

(e) payments resulting from the cashless exercise of options and warrants on the Equity Interests of any Company;

(f) Dividends by Borrower to Parent to make payments permitted pursuant to Sections 6.07(c) and (e);

(g) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Borrower;

(h) Dividends to Parent to finance any Investment permitted to be made pursuant to Section 6.03 if such Investment were made by Borrower; provided that (i) such Dividend shall be made substantially concurrently with the closing of such Investment and (ii) Parent shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed as equity to Borrower or a Restricted Subsidiary or (B) the merger, consolidation or amalgamation (to the extent permitted in Section 6.04) of the person formed or acquired into Borrower or a Restricted Subsidiary in order to consummate an Investment in each case, in accordance with the requirements of Section 5.10;

(i) (i) Dividends to redeem (or to permit Parent to redeem) in whole or in part any of its Equity Interests (“Retired Capital Stock”)for another class of its (or Parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (“Refunding Capital Stock”); provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Dividends payable solely in the Equity Interests of such person;

(j) any Dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement; and

(k) additional Dividends in an amount not to exceed the Available Amount at the time thereof so long as prior to and after giving effect to the payment thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Leverage Ratio determined on a Pro Forma Basis shall be at least 4.25:1.00;

(l) the payment of Dividends on Borrower’s common Equity Interest of up to 6% per annum of the Net Cash Proceeds received by Borrower in any public offering, other than public offerings with respect to Borrower’s common Equity Interest registered on Form S-8; provided that (i) the Available Amount shall be reduced by a corresponding amount of any such Dividends and (ii) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

The amount of all Dividends (other than cash) will be the fair market value (as determined in good faith by Borrower) on the date of such Dividend of the assets or securities proposed to be paid, transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Dividend.

SECTION 6.07 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Guarantors or between or among Restricted Subsidiaries that are not Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.06;

(b) Investments permitted by Sections 6.03(d), (e), (f), (j), (p) and (r) and transactions permitted by Section 6.04(c) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses and, for the avoidance of doubt, any other fees paid to the directors, officers and employees in connection with the IPO) and other benefits (including retirement, health, and all payments made with respect to any stock appreciation rights, stock option and other benefit and equity incentive or achievement plans or any similar plans) and indemnification and reimbursement arrangements, in each case, approved by the Board of Directors of Borrower;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) the payment of (i) Board of Directors’ expenses (to the extent not included in clause (c) above), (ii) out-of-pocket expenses and related indemnities to Sponsor and their respective Affiliates incurred in connection with the Sponsor Management Agreement, (iii) so long as no Event of Default exists under Section 8.01(a), (g) or (h), management and monitoring fees to the Sponsor and their respective Affiliates in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the Closing Date or as thereafter amended or replaced in any manner that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date and any

Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the date hereof, and (iv) fees to the Sponsor or any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions and divestitures) which payments are approved by the majority of the members of the Board of Directors of Borrower or a majority of the disinterested members of the Board of Directors of Borrower in good faith; provided that no Default or Event of Default shall exist or result therefrom;

(f) transactions between or among Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(g) entry into a tax sharing agreement with Parent providing for (in each case subject to compliance with Section 6.06) the payments of Taxes (including interest and penalties) and expenses, control of tax filings and contests, and other normal, usual and customary provisions;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Borrower and the Restricted Subsidiaries or any direct or indirect parent of Borrower in the ordinary course of business to the extent attributable to the ownership or operation of Borrower and the Restricted Subsidiaries;

(i) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 5.13 (it being understood that Borrower or any Restricted Subsidiary other than such Unrestricted Subsidiary upon its redesignation as a Restricted Subsidiary may not rely on this exception); and

(j) any agreement or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not more disadvantageous to the Lenders in any material respect) or payments made thereunder or the performance thereof or any transaction contemplated thereby;

(k) the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Tranche B Effective Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Tranche B Effective Date will only be permitted under this clause (k) to the extent that the terms of any such amendment or new agreement are not otherwise more disadvantageous to the Lenders in any material respects; and

(l) Each transaction, agreement and/or arrangement described in the section entitled “Certain Relationships and Related Party Transactions” to the Form S-1 Registration Statement filed by Borrower (as amended, supplemented or modified from time to time prior to the Tranche B Effective Date).

SECTION 6.08 Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on a Pro Forma Basis to exceed (x) with respect to any Test Period ending on or prior to December 31, 2011, 4.50:1.00 and (y) with respect to any Test Period ending thereafter 4.25:1.00, provided, that from and after the termination of the Tranche B Revolving Commitments Borrower shall not permit the Consolidated Leverage Ratio on a Pro Forma Basis to exceed 4.50:1.00. The Consolidated Leverage Ratio shall be tested for the first time commencing with the Test Period ending September 30, 2011.

SECTION 6.09 Modifications of Organizational Documents and Other Documents, etc.

Directly or indirectly:

(a) amend or modify, or permit the amendment or modification of, any provision of the Indenture or any other document governing the Senior Notes in any manner that is adverse in any material respect to the interests of the Lenders or the Administrative Agent;

(b) amend or modify, or permit the amendment or modification of, any provision of any document governing any Subordinated Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders or the Administrative Agent or in a manner that would be inconsistent with the definition of “Subordinated Indebtedness”; or

(c) amend or modify any of its Organizational Documents other than any such amendments or modifications which are not materially adverse to the interests of the Lenders taken as a whole.

SECTION 6.10 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Borrower or a Restricted Subsidiary, (b) make loans or advances to Borrower or any Restricted Subsidiary or (c) transfer any of its properties to Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Indenture as in effect on the date hereof (or as amended as permitted under Section 6.09) or related documents (or any agreement relating to any refinancing or replacement of Indebtedness outstanding under the Indenture that is permitted hereunder); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by Borrower or any Restricted Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05 pending the consummation of such sale; (viii) any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.10, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any agreement assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; (xiii) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness; (xiv) encumbrances, restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 to the extent such restrictions or conditions are on market terms as determined in good faith by the Board of Directors of Borrower and do not restrict or prohibit compliance by the Companies with their respective obligations under the Loan Documents; or (xv) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (iv), (viii), (xi), (xii) and (xiv) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.11 Business. With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date and businesses that are, in good faith judgment of the Board of Directors of Borrower, similar, complementary or reasonably related to or are reasonable extensions thereof.

SECTION 6.12 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.13 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, to secure the Obligations, except any prohibition or limitation (i) that exist pursuant to applicable Requirements of Law, (ii) that consist of customary restrictions and conditions contained in any agreement relating to the sale or disposition of the Equity Interests of a Subsidiary or any property permitted under Section 6.05 pending the consummation of such sale, (iii) that restrict subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (iv) that exist in any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (v) that is in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01(b), under the Indenture and the Seniors Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such prohibition or limitation; (vi) contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business; (vii) that restrict assignment of any agreement entered into in the ordinary course of business; (viii) contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such prohibition or limitation is not created for purposes of avoiding the restrictions imposed by this Section 6.13; (ix) imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property security such Indebtedness; (x) in respect of customary net worth provisions contained in Real Property leases entered into by Subsidiaries; (xi) in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Guarantor; (xii) imposed on cash or other deposits by customers under contracts entered into in the ordinary course of business; (xiii) that exists pursuant to agreements described under Section 6.10(v) (with respect to any Loan Party) and joint ventures described in Section 6.10(xii) or (xiii) that is imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements referred to in clause (i) through (xiii) of this Section 6.13; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.14 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.14).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.15 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or agreement evidencing Cash Management Obligations entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Issuing Bank or any Lender or the Collateral Agent for the benefit of the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.08.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent obligations for which no claim has been made) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert or otherwise exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.07 General Limitation on Guarantee Obligations. In any action or proceeding involving any state, corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.08 Release of Guarantors. Any Guarantor shall be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) (a) if, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the property of any Guarantor is sold or otherwise transferred to a person or persons, none of which is Borrower or a Subsidiary, (b) if such Guarantor ceases to be a Subsidiary of the Borrower as a result of a transaction otherwise permitted by the Loan Documents, (c) if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Agreement, upon effectiveness of such designation or when if first ceases to be a Restricted Subsidiary, respectively or (d) upon termination of the aggregate Commitments and payment in full of all Obligations (other than (A) obligations under Hedging Agreements not yet due and payable and (B) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit that are not cash collateralized.

SECTION 7.09 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Banks and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Banks and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information by any Loan Party contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Sections 5.02(a), 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f) any of Borrower or any Material Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $20.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time); provided, further, that clause (ii) of this Section 8.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary disposition of the property or assets securing such Indebtedness, if such disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such disposition; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary, or of a substantial part of the property of such person, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary or for a substantial part of the property of such person; or (iii) the winding-up or liquidation of any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary, or for a substantial part of the property of such person or group; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate, except as permitted under Section 6.04;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $20.0 million (exclusive of amounts covered by insurance for which coverage is not denied) shall be rendered against any of Borrower or any Significant Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any of Borrower or any Significant Subsidiary to enforce any such judgment;

(j) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) except to the extent resulting from the negligence or willful misconduct of the Collateral Agent so long as not resulting from the breach or non-compliance with any Loan Document by any Loan Party, (i) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid and perfected (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, (ii) the Designation Certificates shall cease to be in full force and effect, or (iii) the Obligations owing to the Tranche A Revolving Lenders shall cease to be “Priority Lien Obligations” (as defined in the Security Agreement) or the Obligations owing to the Tranche B Revolving Loans, shall cease to be “Pari Passu Payment Lien Obligations” (as defined in the Security Agreement);

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any such person repudiates or denies any portion of its liability or obligation for the Obligations or, if applicable, its Guarantee under Article VII for any reason, other than as permitted hereunder; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that Borrower fails to comply with the requirements of any financial covenant set forth in Section 6.08, until the expiration of the 10th Business Day subsequent to the date the certificate calculating compliance with such financial covenant is required to be delivered pursuant to Section 5.01(c), Parent shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Parent, and in each case, to contribute any such cash to the capital of Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Parent of such Cure Right and written notice to the Administrative Agent, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b) If, after giving effect to the foregoing recalculations, Borrower shall be in compliance with the requirements of all financial covenant set forth in Section 6.08, Borrower shall be deemed to have satisfied the requirements of Section 6.08 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of such financial covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(c) To the extent a fiscal quarter ended for which such financial covenant is initially recalculated as a result of a Cure Right is included in the calculation of such financial covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such fiscal quarter in such subsequent fiscal period;

provided that, notwithstanding anything herein to the contrary, (i) in each four-fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right may be exercised no more than five times during the term of this Agreement, (iii) for purposes of this Section 8.03, the Cure Amount shall be no greater than the amount required for purposes of curing the non-compliance with financial covenant set forth in Section 6.08 and (iv) the Cure Amount will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated EBITDA); provided, further that upon the Administrative Agent’s receipt of a notice from Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following date of required delivery of the related Compliance Certificate to which such Notice of

Intent to Cure relates, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate or suspend the Commitments and neither the Administrative Agent nor any other Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an allegation of an Event of Default having occurred and being continuing under Article VIII due to failure by Borrower to comply with the requirements of Section 6.08 for the applicable Test Period.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints Goldman Sachs Bank USA, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and appoints Wilmington Trust FSB, to act on its behalf as the Collateral Agent under the applicable Security Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and each of the Issuing Banks hereby irrevocably authorizes the Administrative Agent to execute and deliver the Security Agreement Joinder and to enter into such other documents as shall be necessary to give effect to (i) the ranking and priority of Indebtedness contemplated by the Security Agreement and (ii) the Collateral contemplated by the other Security Documents, on its behalf. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Security Agreement to the same extent as if it were a party thereto. Except as provided in Section 9.06 and Section 9.09, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Issuing Banks, and in the case of this Section 9.01, the Collateral Agent, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Administrative Agent in its capacity as a Lender. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Without limiting the generality of the foregoing, the use of the term “Agent” or “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04 Reliance by Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06 Resignation and Removal of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default has occurred or is continuing, the consent of Borrower (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders (with, so long as no Event of Default has occurred or is continuing, the consent of Borrower (such consent not to be unreasonably withheld)) appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the joint bookrunners, Arrangers, or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

SECTION 9.09 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties under any Loan Document shall be automatically released (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than (A) obligations under Hedging Agreements not yet due and payable and (B) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit that are not cash collateralized, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any person other than Borrower or any of the Restricted Subsidiaries (to the extent not prohibited under the Security Agreement), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or, with respect to the release of all or substantially all of the Collateral from the Liens of the Security Documents, by each Lender or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below (provided, that if such Guarantor (1) is released from its obligations under its Guaranty as a result of all or substantially all of its property being sold or otherwise transferred to a person or persons none of which is Borrower or a Subsidiary or (2) ceases to be a Subsidiary of Borrower as a result of a transaction otherwise permitted by the Loan Documents, such sale or transfer or transaction, as applicable, is not prohibited under the Security Agreement);

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (b), (g) and (i) of Section 6.02;

(c) that any Guarantor shall be automatically released from its obligations under the Guarantee in accordance with Section 7.08; and

(d) upon request of the Borrower at any time after the Obligations under the Senior Notes and Indenture have been satisfied in full, and solely to the extent permitted under the Security Agreement, to authorize the Administrative Agent to amend and modify the Security Agreement to provide that the Liens created thereunder on the Collateral or any portion thereof shall automatically terminate and be released without further actions by any person upon (i) such Guarantor being designated as an Unrestricted Subsidiary or otherwise ceasing to be a Restricted Subsidiary, in each case, in accordance with the provisions of this Agreement or (ii) the release of such Lien being approved, authorized or ratified in writing by the Required Lenders or, with respect to the release of all or substantially all of the Collateral from the Liens of the Security Documents, by each Lender.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent and/or Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee, in each case in accordance with, and subject to the terms of the Loan Documents and this Section 9.09.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

(i) if to any Loan Party, to Borrower at:

Bankrate, Inc.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

Attention: Edward J. DiMaria

Telecopy: (917) 368-8697

(ii) if to the Administrative Agent to it at:

Goldman Sachs Bank USA

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com with a copy to:

Goldman Sachs Bank USA

200 West Street

New York, New York 10282-2198

Attention: Elizabeth Fischer

Telephone: (212) 902-1021

Telecopier: (212) 357-0926

Email: Elizabeth.Fischer@gs.com

and

Milbank, Tweed, Hadley & McCloy

1 Chase Manhattan Plaza

New York, New York 10005

Attention: Marc Hanrahan

Telephone: (212) 530-5306

Telecopier: (212) 822-5306

Email: mhanrahan@milbank.com

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) Each Loan Party, each Lender, Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at or at such e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Without limiting the generality of the foregoing, any document required to be delivered pursuant to Section 5.01 or Section 5.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed in Section 10.01; or (ii) on which such documents are posted on Borrowers’ behalf on an Internet (including the SEC’s EDGAR site) or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents if so requested by the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Administrative Agent, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) by posting Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any

Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c), and except as otherwise expressly provided in this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders (or, in the case of clause (b)(iii)(D) of the following proviso, the Required Tranche A Revolving Lenders and not the Required Lenders); provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any interest or Fees payable hereunder (other than waiver of any increases in the interest rate pursuant to Section 2.06(c)), (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), (D) postpone the date for payment of any Reimbursement Obligation or postpone the scheduled date of expiration of any Letter of Credit beyond the Revolving Maturity Date or (E) postpone the scheduled date of expiration of any Commitment, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender (except as permitted pursuant to Section 6.04);

(vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender;

(viii) change any provision of this Section 10.02(b) or Section 10.02(c), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders consented to by the Required Lenders);

(ix) change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Tranche A Revolving Lenders”, “Required Tranche B Revolving Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(x) change or waive any provision of the Security Agreement without the written consent of the Required Tranche A Revolving Lenders and the Required Tranche B Revolving Lenders;

(xi) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xii) change or waive any obligation of the Lenders relating to (A) the issuance of Letters of Credit, without the written consent of each Issuing Bank or (B) the purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and each Issuing Bank;

(xiii) expressly change or waive any condition precedent in Section 4.03 to any Tranche B Revolving Borrowing without the written consent of the Required Tranche B Revolving Lenders (it being understood that neither a waiver of a Default or Event of Default nor an amendment of any other provision of this Agreement or any other Loan Document shall require the separate consent of the Required Tranche B Revolving Lenders under this clause (xiii)); or

(xiv) permit or cause the Obligations owing to the Tranche A Revolving Lenders not to constitute “Priority Lien Obligations” under the Security Agreement without the consent of each Tranche A Revolving Lender or permit or cause the Obligations owing to the Tranche B Revolving Lenders not to constitute at least “Pari Passu Payment Lien Obligations” under the Security Agreement without the consent of each Tranche B Revolving Lender.

(c) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay from time to time upon demand on and after the Closing Date (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented or invoiced out-of-pocket fees and expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including reasonable fees, charges and disbursements of one counsel for the Administrative Agent, Lenders and Issuing Bank and, if necessary, one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such persons (and in the case of an actual conflict of interest, where the person affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel, of another counsel for such person)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented or invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and the reasonable and documented or invoiced out-of-pocket fees and expenses related thereto (including reasonable fees, charges and disbursements of one counsel for all Indemnitees and, if necessary, one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and in the case of an actual conflict of interest, where the Indemnitee affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel, of another counsel for such Indemnitee)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to any of the following, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the syndication of the credit facilities provided for herein or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee)), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company; provided that such indemnity shall not, as to any Indemnitee, be available solely to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. For the avoidance of doubt, paragraph (a) and (b) of this Section 10.03 shall not apply in respect of Taxes, which shall instead be governed by Section 2.14.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or any Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.13. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Tranche A Revolving Exposure, Tranche B Revolving Exposure and unused Commitments at the time (in each case, as determined as if no Lender was a Defaulting Lender).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Each Loan Party also agrees that no Indemnitee will have any liability to any Loan Party or any person asserting claims on behalf of or in right of any Loan Party or any other person in connection with or as a result of this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Loan Party solely to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee; provided, however, that in no event will such Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, the Administrative Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(f) Payments. All amounts due under this Section shall be payable not later than five Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower (other than as provided in Section 6.04(c)) may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section, the Collateral Agent and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment of the Commitment and Loans made (A) by or to Goldman Sachs Bank USA or Merrill Lynch, Pierce, Fenner & Smith Incorporated or (B) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2.5 million unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (g) or (h) has occurred and is continuing, Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed and Borrower shall have been deemed to consent to any such assignment if it has not responded within ten Business Days);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all relevant tax forms.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 10.03 (subject to the requirements of those Sections) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, any Issuing Bank, the Collateral Agent and any Lender (with respect to (i) any entry relating to such Lender’s Loans or (ii) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans) during normal business hours and upon reasonable prior notice to the Administrative Agent.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent or the Issuing Banks sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section 10.04, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register in the United States on which it enters the name and address of each

Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or collateral assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that, with respect to Revolving Loans, the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Revolving Loan under this Agreement unless the requirements of this Section 10.04 concerning assignments are fully satisfied.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.13, 2.14 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof; provided that with respect to Section 10.12, the survival thereof shall expire upon the one year anniversary of the termination of this Agreement.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender), each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court (other than with respect to actions by any Agent in respect of rights under any Security Document governed by a law other than the laws of the State of New York or with respect to any Collateral subject thereto). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier or electronic mail) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below) in accordance with the Administrative Agent’s and such Lender’s customary procedures for handling confidential information of such nature, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (provided, that with respect to clauses (b) and (c) of this Section 10.12, unless prohibited by applicable law in the opinion of its counsel or court order, the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall use reasonable efforts to notify Borrower of any such request, requirement or subpoena prior to the disclosure of any Information and in any event, will notify Borrower as soon as reasonably practicable in the event of any such disclosure (other than in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to this Section 10.12 or a written agreement containing provisions substantially the same as those of this Section 10.12 or a written confirmation of the same, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender or (g) with the written consent of Borrower. In addition, the Administrative Agent, each Lender and the Issuing Banks may disclose the existence of this Agreement and general information about this Agreement, and the terms hereof, to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Lenders and the Issuing Banks in connection with the administration and management of this Agreement and the other Loan Documents. For purposes of this Section, “Information” means all written information concerning Borrower or any of its Subsidiaries or any of its direct or indirect shareholders, or any of their respective employees, directors or Affiliates (including, without limitation, the Permitted Holders) received by the Arrangers, Administrative Agent, any Issuing Bank or any Lender on a confidential basis from Borrower or any other person under or pursuant to this Agreement or any other Loan Document, including, without limitation, forecasts, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) was acquired or becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates (including, without limitation, the Permitted Holders) or any of their respective agents or representatives. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of each Loan Party and other information regarding each Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 [Reserved].

SECTION 10.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.17 No Fiduciary Duty. The Administrative Agent, each Lender, each Issuing Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their equityholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its equityholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its equityholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

SECTION 10.18 Security Agreement. Notwithstanding anything herein to the contrary, the terms of this Agreement are expressly subject to the terms of the Security Agreement. In the event of any conflict between the terms of the Security Agreement and the terms of this Agreement, the terms of the Security Agreement shall govern.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANKRATE, INC.

By:	/s/
Name:
Title:

NETQUOTE HOLDINGS, INC.

Name:	/s/
By:
Title:

NETQUOTE INC.

By:	/s/
Name:
Title:

CREDITCARDS.COM, INC.

By:	/s/
Name:
Title:

CCRD OPERATING COMPANY, INC.

By:	/s/
Name:
Title:

Bankrate Credit Agreement

GOLDMAN SACHS BANK USA,
as Administrative Agent, Arranger, Syndication Agent and Lender

By:	/s/
Authorized Signatory

Name:
Title:

Bankrate Credit Agreement

Bank of America, N.A.
as Arranger, Syndication Agent and Lender

By:	/s/
Name:
Title:

Bankrate Credit Agreement

Citicorp North America, Inc.
as a Lender

By:	/s/
Name:
Title:

Bankrate Credit Agreement

Credit Suisse AG, Cayman Islands Branch
as a Lender

By:	/s/
Name:
Title:

Bankrate Credit Agreement

JP Morgan Chase Bank, N.A.
as a Lender

By:	/s/
Name:
Title:

Bankrate Credit Agreement

Royal Bank of Canada as a Lender

By:	/s/
Name:
Title:

Bankrate Credit Agreement

Schedule 1.01(a)

Guarantors

NETQUOTE HOLDINGS, INC.

NETQUOTE INC.

CREDITCARDS.COM, INC.

CCRD OPERATING COMPANY, INC.

Schedule 1.01(b)

Unrestricted Subsidiaries

None.

Schedule 3.03

Governmental Approvals; Compliance with Laws

None.

Schedule 3.05(b)

Real Property

Owned Real Property

None.

Leased Real Property

Lessee Name	Address	Type of Interest (leased, subleased, licensed or otherwise occupied or utilized)
Bankrate, Inc.	315 Montgomery Street, San Francisco, CA 94104	License use of office space

Netquote Inc.	1860 Blake Street, Denver, Colorado 80202	Office lease

Bankrate, Inc.	477 Madison Ave. New York, NY 10022	Office lease

Bankrate, Inc.	Golden Bear Plaza 11760 U.S. Highway 1 Palm Beach Gardens, Florida 33408	Office lease

Creditcards.com, Inc.	8920 Business Park Drive Austin, TX 78759	Office lease

Bankrate, Inc. (as sublessee)	One North Wacker Drive 43rd Floor, Suite 4343 Chicago, IL 60606-2833	Office sublease

Bankrate, Inc.	16133 Ventura Blvd., Suite 700 Encino, CA 91436	Office lease

Bankrate, Inc.	2532 Dupont Drive Irvine, California 92612	Office lease (one-person sales office)

Freedom Marketing Limited	Office Number 5 (Postal 6) Beacon End Courtyard London Road Stanway Colcheser Essex	Office lease

Bankrate, Inc.	433 Airport Blvd, Suite 550, Burlingame, CA 94010	Office lease

Bankrate, Inc.	Center 929 VA Richmond – Boulders Business Park 7400 Beaufont Springs Drive Suite 300 Richmond, VA 23225	Commercial equivalent of hotel accommodation. (No real property interest created).

Schedule 3.06

Intellectual Property

[See attached.]

Copyrights

Registered Copyrights/Mask Works

Title / description	Country	Status	Reg. No. Reg. Date	Owner
CREDITCARDS.com Credit Card Finder	US	Registered	TX7034128 2/13/2009	CCRD Operating Company, Inc.
CREDITCARDS.com Search Splash Screen	US	Registered	TX7030521 2/13/2009	CCRD Operating Company, Inc.
CREDITCARDS.com Shop by Profile	US	Registered	TX7030517 2/13/2009	CCRD Operating Company, Inc.
CREDITCARDS.com Card Recommender Tool	US	Registered	TX6899064 10/16/2007	CCRD Operating Company, Inc.
CREDITCARDS.com Site General	US	Registered	TX6899063 9/24/2007	CCRD Operating Company, Inc.
CREDITCARDS.com Editorial	US	Registered	TX6890632 10/10/2007	CCRD Operating Company, Inc.
CREDITCARDS.com Calculators	US	Registered	TX6890628 10/10/2007	CCRD Operating Company, Inc.
Your financial action plan: 12 simple steps to achieve money success	US	Registered	TX6071509 11/4/2004	Bankrate, Inc.
Rate-Link, mortgage market in review	US	Registered	TX5312274 2/27/2001	Bankrate, Inc.
Rate-Link, mortgage market in review	US	Registered	TX5298971 2/27/2001	Bankrate, Inc.
Rate-Link, mortgage market in review	US	Registered	TX5298968 2/27/2001	Bankrate, Inc.
Rate-Link, mortgage market in review	US	Registered	TX5298969 2/27/2001	Bankrate, Inc.
Rate-Link, mortgage market in review	US	Registered	TX5298970 2/27/2001	Bankrate, Inc.
Rate-Link, mortgage market in review	US	Registered	TX5298967 2/27/2001	Bankrate, Inc.
Rate-Link, mortgage market in review	US	Registered	TX5298961 2/27/2001	Bankrate, Inc.
Zero Down: it could make buying cheaper then renting	US	Registered	TX5072634 6/21/2000	Bankrate, Inc.
You can really get a home loan after bankruptcy	US	Registered	TX5045068 2/18/2000	Bankrate, Inc.
You may have to clean up your credit before buying a home	US	Registered	TX5045067 2/18/2000	Bankrate, Inc.

Copyright/Mask Work Pending Registration Applications

None.

Patents

Issued Patents

None.

Pending Patent Applications

Title	Country	Status	App. No./Date	Owner
Method and apparatus for presenting credit card offers	US	Pending	12/317583 12/24/2008	CCRD Operating Company Inc.

System & Method for Dynamic Payload Generation on Shared Sites	US	Pending	12/573047 10/02/2009	NetQuote Inc.

Method, System & Computer Program for Filtering of Financial Advertising	US	Pending	12/391151 12/23/2009	CreditCards.com

Trademarks

Registered Trademarks

Mark	Country	Status	Reg. No./ Date	Owner
CREDITCARDS.COM (and design)	US Federal	Registered	3251689 6/12/2007	CCRD Operating Company, Inc.
NETFINITI (and design)	US Federal	Registered	3251690 6/12/2007	CCRD Operating Company, Inc.
CREDITCARDS.COM	European Community	Registered	6050769 8/7/2008	CCRD Operating Company, Inc.
100 HIGHEST YIELDS	US Federal	Registered	1642030 4/23/1991	Bankrate, Inc.
100 HIGHEST YIELDS (and design)	US Federal	Registered	1635449 2/19/1991	Bankrate, Inc.
5 QUOTES (and design)	US Federal	Registered	2918905 1/18/2005	Bankrate, Inc.
BANKRATE	US Federal	Registered	3744336 2/2/2010	Bankrate, Inc.
BANKRATE	US Federal	Registered	2572346 5/21/2002	Bankrate, Inc.
BANKRATE MONITOR	US Federal	Registered	3425281 5/13/2008	Bankrate, Inc.
BANKRATE MONITOR (and design)	US Federal	CANCELED	2399488 10/31/2000	Bankrate, Inc.
BANKRATE PRO	US Federal	Registered	2935521 3/22/2005	Bankrate, Inc.
BANKRATE.COM	US Federal	Registered	2413258 12/12/2000	Bankrate, Inc.
BANKRATE.COM (and design)	US Federal	Registered	2411942 12/12/2000	Bankrate, Inc.
(design only)	US Federal	Registered	2916151 1/4/2005	Bankrate, Inc.
I (and design)	US Federal	Registered	2438414 3/27/2001	Bankrate, Inc.
INSUREME (and design)	US Federal	Registered	2953684 5/17/2005	Bankrate, Inc.
INTEREST.COM	US Federal	Registered	2577005 6/11/2002	Bankrate, Inc.
JUMBO FLASH REPORT (and design)	US Federal	Registered	1612024 9/4/1990	Bankrate, Inc.
MONEYTALK$	US Federal	Registered	1720153 9/29/1992	Bankrate, Inc.
MORTGAGE MARKET INFORMATION SERVICES	US Federal	CANCELED	2807728 1/27/2004	Bankrate, Inc.
SAFE & SOUND	US Federal	Registered	2386942 9/19/2000	Bankrate, Inc.
SAFE & SOUND CAEL	US Federal	Registered	2410027 12/5/2000	Bankrate, Inc.
SERVICE 1 MORTGAGE	US Federal	Registered	3039313 1/10/2006	Bankrate, Inc.

AUTOINSURANCEQUOTES. COM SHOP SMART & SAVE	US Federal	Registered	3753807 3/2/2010	NetQuote Inc
NETQUOTE (Stylized Q)	US Federal	Registered	3484438 8/12/2008	NetQuote Inc
AUTO INSURANCE SHOPPER	US Federal	Registered	2194532 10/13/1998	NetQuote Inc
INSURANCE SHOPPER	US Federal	Registered	2301426 12/21/1999	NetQuote Inc
INSURANCE4USA.COM	US Federal	Registered	2786610 11/25/2003	NetQuote Inc
MOSTCHOICE	US Federal	Registered	2638123 10/22/2002	NetQuote Inc
NETQUOTE	US Federal	Registered	2247258 5/25/1999	NetQuote Inc
NETQUOTE (and design)	US Federal	Registered	3089892 5/09/2006	NetQuote Inc
NETQUOTE LEADS FROM THE NET	US Federal	CANCELED	2846039 5/25/2004	NetQuote Inc
NQ (and design)	US Federal	Registered	3464014 7/8/2008	NetQuote Inc
INSURANCE SHOPPER SERVICES	US Federal	Registered	1984758 7/2/1996	NetQuote Inc
FASTFIND	US Federal	Registered	1937719 11/28/2005	Bankrate, Inc.
FASTFIND (and design)	US Federal	Registered	3747772 2/9/2010	Bankrate, Inc.
FASTFIND EDUCATION	US Federal	Registered	3086346 4/25/2006	Bankrate, Inc.
AUTO INSURANCE SHOPPER	US State Colorado	Registered	19931009252 1/26/1993	NetQuote Inc
AUTO INSURANCE SHOPPPER	US State Colorado	Registered	19931009251 1/26/1993	NetQuote Inc
ONE CALL = 5 QUOTES	US State Colorado	Registered	19931009253 1/26/1993	NetQuote Inc
ONE CALL SHOPS THEM ALL	US State Colorado	Registered	19931009254 1/26/1993	NetQuote Inc

Pending Trademark Applications

Mark	Country	Status	App. No./ Date	Owner
TARJETASDECREDITO.COM	US Federal	ABANDONED	85025059 4/28/2010	CCRD Operating Company, Inc.
CREDIT CARD CHECKUP	US Federal	ABANDONED	77914796 1/19/2010	CCRD Operating Company, Inc.
CARTOESDECREDITO.COM	US Federal	ABANDONED	85027104 4/30/2010	CCRD Operating Company, Inc.

BANKRATE SELECT	US Federal	SINCE REGISTERED	77765267 6/22/2009	Bankrate, Inc.
INSUREME	US Federal	SINCE REGISTERED	77787971 7/23/2009	Bankrate, Inc.
JUMBO FLASH REPORT	US Federal	Pending	77889202 12/9/2009	Bankrate, Inc.
STAR RATINGS	US Federal	Pending	77766286 6/23/2009	Bankrate, Inc.
(design)	US Federal	Pending	85310723 05/03/2011	Bankrate, Inc.

Domain Names

Domain Names Registered to NetQuote Inc.

4coverage.com	car-insurance-quote-4usa.com
A1-HEALTHINSURANCE-4U.COM	CARINSURANCEQUOTEFREE.COM
affordable-car-insurance.com	CARINSURANCERATER.NET
agentinsurancemarketing.com	CARINSURANCEWEBS.COM
agentleadservice.biz	car-searchpage.com
agentleadservice.com	car-searchsite.com
agentleadservice.info	classic-insrate.com
agentleadservice.net	commercialinsuranceauthority.com
agentleadservice.org	dmv-search.com
agentleadservice.us	dmv-web.com
autoinsrate.com	ehealth-insurance-quotes.com
auto-insrate.com	enreka.com
autoinsurance4usa.com
auto-insurance-4usa.com	fastrate.org
AUTOINSURANCEMOLE.COM	flood-insrate.com
autoinsurancequote4usa.com	florida-health-insurance-quote.com
AUTOINSURANCEQUOTES.COM	FLORIDAINSURANCEWEB.COM
auto-insurance-quotes.info	FREEAUTORATES.NET
autoinsuranceshopper.biz	FREECARINSURANCERATE.COM
autoinsuranceshopper.bz	freeinsurancesearch.com
autoinsuranceshopper.cc	GETQUICKRATES.COM
autoinsuranceshopper.gs	greatsmallbusinesstips.com
autoinsuranceshopper.info	groupinsrate.com
autoinsuranceshopper.ms	group-insrate.com
autoinsuranceshopper.net	healthanddental.com
autoinsuranceshopper.org	healthinsurance4usa.com
autoinsuranceshopper.tc
autoinsuranceshopper.tv	HEALTHINSURANCESURF.COM
autoinsuranceshopper.us	health-searchpage.com
autoinsuranceshopper.vg	health-searchsite.com
autoinsuranceshopper.ws	homeinsrate.com
automobile-insurance-quotes.info	home-insrate.com
auto-warranty-rate.com	homeinsurance4usa.com
bestliabilityinsurance.com	home-insurance-4usa.com
BETTERTHANNETQUOTE.COM	homeinsuranceshopper.com
bike-insrate.com	HOMEOWNERINSURANCE-FLORIDA.NET
biz-machine.com	HOMEOWNERQUOTES.NET
boat-insrate.com	inetquote.com
businessinsrate.com	i-netquote.com
business-insrate.com	inetquote.net
businessinsuranceauthority.com	i-netquote.net
california-health-insurance-quote.com	inetquote.org

carinsurance4usa.com	i-netquote.org
car-insurance-4usa.com	INREKA.COM
CARINSURANCEFARM.COM	ins4usa.com
carinsurancequote4usa.com	ins-law.org
ins-rate.com	lifeinsrate.com
insrate.net	life-insrate.com
insrate.org	lifeinsurance4usa.com
INSTANTLIFERATES.COM	life-insurance-4usa.com
insurance4newyork.com	liveinsurance.com
insurance4ny.com	loansnationwide.com
insurance4usa.com	localagentnetwork.com
insuranceauthorities.com	localautoinsurance.com
insurance-deal.com	local-auto-insurance.com
insuranceforusa.com	localboatinsurance.com
insurancefourusa.com	local-boat-insurance.com
insurance-job.com	localbusinessinsurance.com
insurance-lead.com	local-business-insurance.com
insuranceleadcouncil.com	localcommercialinsurance.com
insuranceleadcouncil.org	local-commercial-insurance.com
insuranceleads4usa.com	local-health-insurance.com
insurance-leads-4usa.com	local-home-insurance.com
insurancenews.info	localinsurance.com
insurancequoteinfo.com	local-insurance.com
INSURANCEQUOTEMART.COM	localinsurance2.com
insurancequotesnational.com	local-life-insurance.com
insurancequotesnationwide.com	localmotorcycleinsurance.com
insurancerate4usa.com	local-motorcycle-insurance.com
insurance-rate-4usa.com	medicalinsrate.com
insurance-rate-quote.com	medical-insrate.com
insuranceshopper.biz	minetquote.com
insuranceshopper.bz	mortgage4usa.com
insuranceshopper.com	mortgage-insrate.com
insuranceshopper.gs	mortgage-prices.com
insuranceshopper.info	motorcycle-insrate.com
insuranceshopper.ms	netquoteagent.com
insuranceshopper.org	netaquote.com
Insuranceshopper.pro	netqu0te.com
insuranceshopper.tc	netquo.com
insuranceshopper.tv	netquote.biz
insuranceshopper.us	net-quote.biz
insuranceshopper.vg	netquote.bz
insuranceshopper.ws	netquote.cc
insuranceshopperagency.com	netquote.com
insuranceshopperagency.net	net-quote.com
insuranceshopperagency.org	netquote.info
insuranceshoppers.com	net-quote.info

insuranceshopperservice.com	NETQUOTE.MOBI
insuranceshopperservice.info	netquote.name
insuranceshopperservices.com	netquote.net
insuranceshopperservices.info	net-quote.net
INSWDGT.COM	netquote.org
lending4usa.com	net-quote.org
netquote.us	Netquote.pro
net-quote.us	netquote.tv
netquoteacceptance.com	nqagent.com
netquote-agent.com	nqagents.com
netquoteagents.com	nqleads.com
netquote-agents.com	nqs.com
netquotehealth.com	ny-health-insurance.com
netquotehome.com	oregon-insurance-quote.com
netquoteinc.biz	pet-insrate.com
netquoteinc.com	quotefirst.com
netquoteinc.info	quoteguides.com
netquoteinc.net	quotemaximizer.com
netquoteinc.org	realestate-searchpage.com
netquoteinc.us	relo-search.com
netquoteinsurance.com	rv-insrate.com
netquoteme.com	seniorhelpnetwork.com
netquotepartner.com	settlements4usa.com
netquotepartners.com	settlement-sources.com
smallbizsmarts.com
NETQUOTERATES.COM	SMARTTERMLIFEINSURANCEINFO.COM
net-quotes.com	TERMLIFE-INSURANCEQUOTES.COM
netquotes.org	theinsuranceconnection.com
netquotesucks.biz	theinsuranceconnection.org
netquote-sucks.biz	TOPAUTOINSURANCEHOME.COM
netquotesucks.com	TRYNETQUOTE.COM
netquote-sucks.com	uni-app.com
netquotesucks.info	valueautoinsurance.com
netquote-sucks.info	washington-health-insurance.com
netquotesucks.net	YOURLIFEINSURANCECENTER.COM
netquote-sucks.net	mostchoice.biz
netquotesucks.org	most-choice.biz
netquote-sucks.org	mostchoice.info
netquotesucks.us	most-choice.info
netquote-sucks.us	mostchoice.me
netquoteuniversity.com	most-choice.me
newbusinessinsurance.com	mostchoice.mobi
newyorkquote.net	most-choice.mobi
nq321.com	most-choice.net
annuietes.com	refinancemortgagechoice.com
annuitieschoice.com	thefinancialpro.com

annuity-choice.com	the-financial-pro.com
autoinsurancechoice.com	thefinancialpro.net
autoinsuranceexperts.com	the-financial-pro.net
businessinsurancechoice.com	thefinancialpro.org
fmprohelp.com	the-financial-pro.org
haethinsurance.com	theinsurancepro.com
healthinsurancechoice.com	the-insurance-pro.com
homeinsurancechoice.com	the-insurance-pro.net
insuranceleadchoice.com	theinsurancepro.org
insuranceleadschoice.com	the-insurance-pro.org
legal-begal.com	the-mortgage-pro.net
legalbegal.net	the-real-estate-pro.com
legal-begal.net	workerscompchoice.com
legal-begal.org	yourwealth.com
legalbegal.org	MedicalInsuranceChoice.com
lifeinsurancechoice.com	simplyauto.com
longtermcarechoice.com	mostchoice.tv
mc-advisors.com	most-choice.tv
moistchoice.com	mostchoices.biz
mortweb.com	mostchoices.info
mortweb.net	mostchoices.me
mortweb.org	mostchoices.mobi
mostchioce.com	mostchoices.net
mostchoice.com	mostchoices.org
mostchoiceinsurance.com	mostchoices.tv
mostchoiceleads.com	mostchoices.us
mostchoicenews.com	mostchoicerealestate.com
mostchoice-news.com	mostchoicesucks.com
mostchoicepro.com	mostchoice-updates.com
autoinsuranceshopper.com	most-choice.org
insuranceleadcounsel.com	benefits4usa.com
MOSTCHOICES.WS	insuranceleadcounsel.org
netquote.gs	netquote.fm
netquote.tc	netquote.ms
netquote.ws	netquote.vg
netquotes.com	netquoteleadmanagementforum.com
blog.insurance4usa.com	board.insurance4usa.com
Agentinsuranceleads.com	familyinsurancecoverage.com
insuranceleadcouncel.com	insuranceleadcouncel.org

Domain Names Registered to Bankrate, Inc.

0-BALANCE-TRANSFER-OFFERS.COM
0-CREDITCARDS.COM
1-800-CREDITCARDS.COM

1ST-BLACKHAWK.COM
1STCREDITCARDPICKS.COM
4-ACCEPT-CREDIT-CARDS.COM
4-CREDIT-CARD-APPLICATIONS.COM
4-CREDIT-CARD-DEBT-CONSOLIDATION.NET
4-CREDIT-CARD-PROCESSING.NET
4-CREDIT-CARDS-FOR-BAD-CREDIT.COM
4-CREDIT-CARDS-ONLINE.COM
4-CREDIT-CARDS.NET
4-CREDIT-REPORTS.NET
4-DEBT-CONSOLIDATION-LOANS.NET
4-FREE-CREDIT-REPORTS-ONLINE.COM
4-FREE-CREDIT-REPORTS.COM
4-HOME-LOANS.NET
4-HOME-MORTGAGES.NET
4-INTERNET-MERCHANT-ACCOUNTS.COM
4-LOW-INTEREST-CREDIT-CARDS.COM
4-LOW-INTEREST-RATE-CREDIT-CARDS.COM
4-MASTERCARD.COM
4-MERCHANT-ACCOUNTS.NET
4-ONLINE-CREDIT-REPORTS.COM
4-PREPAID-CREDIT-CARDS.COM
4-STUDENT-CREDIT-CARDS.COM
4-UNSECURED-CREDITCARDS.COM
4-VISA-CARDS.COM
4-VISA-CREDIT-CARDS.COM
4-VISACARDS.COM
4-VISACREDITCARDS.COM
529PLAN-CALC.COM
ABOUTPMI.COM
AGENCYMODELS.COM
AIRLINE-CREDIT-CARDS.COM
AIRLINE-CREDIT-CARDS.NET
AIRLINE-DEALS.COM
AIRLINE-MILES-CREDIT-CARD.COM
AIRLINE-REWARD-CREDIT-CARDS.COM
AIRLINE-REWARDS-CREDIT-CARD.COM
ALLONLINECOUPONA.COM
ALLONLINECOUPOND.COM
ALLONLINECOUPONW.COM
ALLONLINECOUPONX.COM
ALLONLINECOUPONZ.COM
APPLY-CREDIT-CARDS.NET
APPLY-FOR-CREDIT-CARDS.NET
AUTO-ASSISTANT.COM
AUTOFASTFINDER.COM

BAD-CREDIT-CARDS.NET
BAD-CREDIT-CREDIT-CARD-APPLICATIONS.COM
BAD-CREDIT-CREDITCARDS.NET
BAD-CREDIT-VISA-CARD.COM
BADCREDIT-CREDIT-CARDS.COM
BADCREDIT-NOCREDIT.COM
BALANCE-TRANSFER-CREDIT-CARD-OFFERS.COM
BALANCE-TRANSFER-CREDIT-CARD.NET
BALANCE-TRANSFER-CREDIT-CARDS-APPLICATION.COM
BALANCE-TRANSFER-CREDIT-CARDS-OFFER.COM
BALANCE-TRANSFER-CREDIT-CARDS.COM
BALANCETRANSFERARBITRAGE.COM
BANK-RATE-MORTGAGE.COM
BANK-RATE-MORTGAGES.COM
BANK-RATEMORTGAGE.COM
BANK-RATEMORTGAGES.COM
BANKAHOLIC.COM
BANKAHOLIC.NET
BANKAHOLIC.ORG
BANKARATE.COM
BANKCHAMP.COM
BANKCHAMPION.COM
BANKING-CALC.COM
BANKRATE-MORTGAGE-CALCULATOR.COM
BANKRATE-MORTGAGE-RATES.COM
BANKRATE-MORTGAGES-RATES.COM
BANKRATE-MORTGAGES.COM
BANKRATE-NEWYORK-MORTGAGE-RATES.COM
BANKRATE-SANFRANCISCO-MORTGAGE-RATES.COM
BANKRATE-SMALL-BUSINESS.COM
BANKRATE.COM
BANKRATE.MOBI
BANKRATECANADA.COM
BANKRATECREDIT.COM
BANKRATECREDITSCORE.COM
BANKRATEEXPRESS.COM
BANKRATEFREECREDITREPORT.COM
BANKRATEFREECREDITSCORE.COM
BANKRATEMONITOR.COM
BANKRATEMORTGAGE.COM
BANKRATEMORTGAGES.COM
BANKRATEPLATINUM.COM
BANKRATEPREFERED.COM
BANKRATEPREFERRED.COM
BANKRATEPRO.COM
BANKRATESELECT.COM

BANKRATEUK.COM
BANKRUPTCY-CREDIT-CARD-APPLICATIONS.COM
BANRKATE.COM
BARGAINEERING.COM
BARGAINEERING.NET
BARGAINEERING.ORG
BARGAINEERING.TV
BEST-CREDIT-CARD-RATES.NET
BEST-CREDITCARDS.COM
BESTCREDITCARDGUIDE.COM
BESTCREDITCARDSCOMPARED.COM
BESTINTERESTBANKACCOUNTS.COM
BESTINTERESTRATEBANKS.COM
BLUEPRINTFORFINANCIALPROSPERITY.COM
BLUEPRINTSEO.COM
BROKERFASTFINDER.COM
BROKERFASTFINDER.NET
BUSINESS-CREDIT-CARDS.NET
BUSINESS-CREDITCARDS.COM
BUSINESSGOLDPROMOTION.COM
BUSINESSSEEKONLINE.COM
CAR-CALC.COM
CARDGUIDE.COM
CARDOFFERSONLINE.COM
CASH-BACK-CREDIT-CARD-APPLICATION.COM
CASH-BACK-CREDIT-CARD-APPLICATIONS.COM
CASH-BACK-CREDIT-CARD-OFFERS.COM
CASH-BACK-CREDIT-CARD.NET
CASH-BACK-CREDIT-CARDS-APPLICATION.COM
CASH-BACK-CREDIT-CARDS-APPLICATIONS.COM
CASH-BACK-CREDIT-CARDS-OFFERS.COM
CASH-REBATE-CREDIT-CARD.COM
CASHBACK-CREDIT-CARD-APPLICATIONS.COM
CASHBACK-CREDIT-CARD.COM
CASHBACKCREDITCARDS.COM
CITIBALANCETRANSFEROFFERS.COM
CLICKRATE.COM
CLICKRATEMARKETING.COM
CLICKRATEMARKETING.NET
CLICKRATEMARKETING.ORG
CLICKRATEMEDIA.COM
CLICKRATEMEDIA.NET
CLICKRATEMEDIA.ORG
COLLEGE-CALC.COM
COLLEGE-CREDIT-CARDS-ONLINE.COM
COLLEGECREDITCARDS.ORG

COLLEGESAVINGS-CALC.COM
CONSUMER-CREDIT-REPORTS.NET
CORPORATE-CREDITCARDS.COM
COSTOFLIFE.COM
COUPONBUDDY.COM
CREDIT-CARD-APPLICATIONS-UNLIMITED.COM
CREDIT-CARD-COMPANIES.NET
CREDIT-CARD-COMPANY.NET
CREDIT-CARD-COMPARISON-OFFERS.COM
CREDIT-CARD-COMPARISONS.COM
CREDIT-CARD-DEBT-HELP.NET
CREDIT-CARD-FREQUENT-FLYER-MILES.COM
CREDIT-CARD-ISSUER.NET
CREDIT-CARD-ISSUERS.NET
CREDIT-CARD-MERCHANT-ACCOUNTS.NET
CREDIT-CARD-OFFERS-BY-ISSUERS.COM
CREDIT-CARD-OFFERS.NET
CREDIT-CARD-REWARD-OFFERS.COM
CREDIT-CARD-REWARDS-APPLICATION.COM
CREDIT-CARD-REWARDS-OFFERS.COM
CREDIT-CARD-REWARDS-ONLINE.COM
CREDIT-CARDS-AND-BAD-CREDIT.NET
CREDIT-CARDS-BY-ISSUERS.COM
CREDIT-CARDS-DEBT.COM
CREDIT-CARDS-FOR-PEOPLE-WITH-BAD-CREDIT.NET
CREDIT-CARDS-LOW-INTEREST-RATE.COM
CREDIT-CARDS-LOW-INTEREST.NET
CREDIT-CARDS-WITH-BAD-CREDIT.NET
CREDITBARGAIN.COM
CREDITCARD-CALC.COM
CREDITCARD-RATES.COM
CREDITCARDAPPLICATIONS.NET
CREDITCARDCARNIVAL.COM
CREDITCARDCASHBACKCALCULATOR.COM
CREDITCARDCENTER.NET
CREDITCARDCENTER.ORG
CREDITCARDFEED.COM
CREDITCARDGUIDE.COM
CREDITCARDGUIDE.NET
CREDITCARDLABORATORY.COM
CREDITCARDMASTERCARD.COM
CREDITCARDOFFERS.NET
CREDITCARDPROMOS.COM
CREDITCARDRATE.NET
CREDITCARDREWARDCALCULATOR.COM
CREDITCARDS-FOR-STUDENTS.COM

CREDITCARDSCENTER.COM
CREDITCARDSCENTER.NET
CREDITCARDSCENTER.ORG
CREDITCARDSEARCHENGINE.CO.NZ
CREDITCARDSEARCHENGINE.DE
CREDITCARDSEARCHNOW.COM
CREDITCARDSFORTRAVEL.COM
CREDITCARDSPOORCREDIT.COM
CREDITCARDSPRO.COM
CREDITCARDSPROMOS.COM
CREDITCARDVISA.NET
CREDITDIGGER.COM
CREDITINDEPENDENCE.COM
CREDITMATCHPRO.COM
CREDITSCOREBANKRATE.COM
CREDITSEARCHNOW.COM
CREDITSEARCHNOW.NET
CROSSBOWINTERACTIVE.COM
DAILYMONEYHACK.COM
DAILYMONEYHACKS.COM
DEALCATCHED.COM
DEALCATCHEE.COM
DEALCATCHEF.COM
DEALCATCHET.COM
DEALD.COM
DEALW.COM
DEBT-CONSOLIDATION-LOAN-APPLICATIONS.COM
DEBT-RATE.COM
DEBTMANAGEMENT-CALC.COM
DEBTRATES.COM
DEBTREPAIRSOLUTIONS.COM
DEBTS-CALC.COM
DECLAREWARONCREDITCARDS.COM
DIRECTLOAN123.COM
EDUCATIONFASTFINDER.COM
EDUCATIONFASTFINDER.NET
EQUITY-RATES.COM
EVERYPERCENTCOUNTS.COM
FASTFIND.COM
FASTFINDAGENT.COM
FASTFINDAGENT.NET
FASTFINDAUTO.COM
FASTFINDAUTO.NET
FASTFINDBROKER.COM
FASTFINDBROKER.NET
FASTFINDCREDIT.COM

FASTFINDCREDIT.NET
FASTFINDCREDITCARD.COM
FASTFINDCREDITCARD.NET
FASTFINDDEGREE.COM
FASTFINDDEGREE.NET
FASTFINDEDUCATION.COM
FASTFINDEDUCATION.NET
FASTFINDER.BIZ
FASTFINDFICO.COM
FASTFINDFICO.NET
FASTFINDFINANCIAL.BIZ
FASTFINDFINANCIAL.COM
FASTFINDFINANCIAL.NET
FASTFINDHOME.COM
FASTFINDHOME.NET
FASTFINDINSURANCE.COM
FASTFINDINSURANCE.NET
FASTFINDJOBS.NET
FASTFINDLOAN.NET
FASTFINDMBA.COM
FASTFINDMBA.NET
FASTFINDMORTGAGE.COM
FASTFINDMORTGAGE.NET
FASTFINDREALESTATEAGENT.COM
FASTFINDREALESTATEAGENT.NET
FASTFINDREALTOR.COM
FASTFINDREALTOR.NET
FASTFINDSCHOOL.COM
FASTFINDSCHOOL.NET
FASTFINDSUCKS.COM
FASTFINDVISA.COM
FASTFINDVISA.NET
FDSOCIAL.COM
FDSOCIAL.NET
FEEDISCLOSURE.COM
FEEDISCLOSURE.INFO
FEEDISCLOSURE.NET
FEEDISCLOSURES.COM
FEEDISCLOSURES.NET
FINANCEFEED.COM
FINANCEFEED.NET
FINANCEFEED.ORG
FINANCIAL-LITERACY.ORG
FINANCIALPAGE.COM
FINANCIALPAGES.COM
FINANCIALPROMOTIONS.COM

FINANCIALSEARCHONLINE.COM
FINANCIALWEBDEALS.COM
FINDFASTEDUCATION.COM
FINDFASTFINANCIAL.COM
FINDFASTINSURANCE.COM
FINDFASTMORTGAGE.COM
FISH4CREDITCARDS.COM
FLIPCREDITCARDS.COM
FOCUSONCREDIT.COM
FREE-CREDIT-CARDS.NET
FREECREDITCARDSEARCHNOW.COM
FREECREDITREPORTBANKRATE.COM
FREECREDITSCOREBANKRATE.COM
FREQUENT-FLIER-CREDIT-CARD.COM
FREQUENT-FLYER-CREDIT-CARD-OFFERS.COM
FREQUENT-FLYER-CREDIT-CARDS-APPLICATIONS.COM
FREQUENT-FLYER-MILES-CREDIT-CARD.COM
FREQUENT-FLYER-MILES-CREDIT-CARDS.COM
GAS-CREDIT-CARD.NET
GAS-CREDIT-CARDS.COM
GASPRICEMISERYINDEX.BIZ
GASPRICEMISERYINDEX.COM
GASPRICEMISERYINDEX.INFO
GASPRICEMISERYINDEX.NET
GASPRICEMISERYINDEX.ORG
GO5STAR.NET
GOTTALOAN.COM
GUARANTEED-APPROVAL-CREDITCARDS.COM
GUARANTEED-CREDIT-CARD-APPROVAL.COM
GUARANTEED-CREDIT-CARDS.NET
GUARANTEEDRATEMORTGAGE.COM
HOME-ASSET.COM
HOME-DEBT.COM
HOME-MORTGAGE-APPLICATIONS.COM
HOME-MORTGAGERATES.COM
HOME-RATES.COM
HOMEEQUITY-CALC.COM
HOMEOWNERS-INSURANCE-GUIDE.COM
ICREDIT-CARD.COM
ILIFE.COM
ILIFENYC.COM
IMAILDEALS.COM
IMAILDEALS.NET
INFORMATIONSIDEKICK.COM
INFOSIDEKICK.COM
INFOSIDEKICK.NET

INFOSIDEKICK.ORG
INSTANT-APPROVAL-CREDITCARDS.NET
INSTANT-CREDIT-CARD-APPROVAL.NET
INSTANT-CREDITCARDS.COM
INSURANCE-CALC.COM
INSURANCEQUOTES.COM
INTELLIGENTAX.COM
INTELLIGENTAXES.COM
INTELLIGENTAXES.NET
INTELLIGENTBANKING.COM
INTELLIGENTLENDING.COM
INTELLIGENTTAX.COM
INTELLIGENTTAXES.COM
INTELLIGENTTAXES.NET
INTEREST.COM
INVESTMENTS-CALC.COM
JUMPONDEALA.COM
JUMPONDEALD.COM
JUMPONDEALW.COM
JUMPONDEALX.COM
JUMPONDEALZ.COM
LEAD-X.COM
LEASINGOPTIONS.COM
LOANSCOMPARE.COM
LOW-APR-CREDITCARDS.NET
LOW-APR-VISA-CARDS.COM
LOW-INTEREST-CREDIT-CARD-APPLICATIONS.COM
LOW-INTEREST-CREDITCARD.NET
LOW-INTEREST-CREDITCARDS.NET
LOW-INTEREST-MASTERCARD.NET
LOW-INTEREST-RATE-CREDIT-CARDS-APPLICATIONS.COM
LOW-INTEREST-RATE-CREDITCARDS.NET
LOW-INTEREST-VISA-CARDS.NET
LOW-INTEREST-VISA-CREDIT-CARDS.NET
LOW-RATE-CREDITCARDS.COM
LOWAPR-CREDIT-CARDS.COM
LOWER-FEES.COM
LOWERFEE.COM
LOWERFEES.BIZ
LOWERFEES.COM
LOWERFEES.WS
LOWINTERESTVISACREDITCARDS.COM
MAILBOXDEALS.COM
MANAGINGYOURMONEY.NET
MANAGINGYOURMONEY.ORG
MARCODA.BIZ

MARCODA.COM
MASTER-CREDIT-CARDS.COM
MASTERCARD-CREDITCARDS.COM
MASTERCARDAPPLICATIONS.COM
MATCHCOURT.COM
MATCHFEST.COM
MCSREPORTING.COM
METROCONNECTMORTGAGE.BIZ
METROCONNECTMORTGAGE.COM
METROCONNECTMORTGAGE.NET
MIDWESTHOMEMORTGAGE.NET
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AFFORDABLE-HEALTHCARE-COVERAGE.COM
ANTIQUE-AUTO-INSURANCE-QUOTES.COM
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HEALTHINSURANCE.INFO
HEALTHINSURANCEFAST.ORG
HEALTHINSURANCEFORYOU.ORG
HEALTHINSURANCENETWORK.ORG
HEALTHINSURANCEPROVIDERS.NET
HEALTHINSURANCEPROVIDERS.ORG
HEALTHINSURANCEVALUE.ORG
HIGH-RISK-AUTO-INSURANCE-QUOTES.COM
HOME-INSURED.COM
HOME-LISTINGS.ORG
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HOMEMISLISTINGS.ORG
INDIVIDUAL-HEALTHCARE-INSURANCE.COM
INSTANT-CHEAP-AUTO-INSURANCE.COM
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INSUREHOME.NET
LEARNERS-PERMIT-INSURANCE.COM
LIFE-INSURE.ORG
LOW-COST-HEALTHCARE.INFO
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LOWERMYCARINSURANCE.NET
MASSACHUSETTS-AUTO-INSURANCE.ORG
MASSACHUSETTS-CAR-INSURANCE.INFO
MEDICAL-HEALTHCARE-COVERAGE.COM
MEDICALINSURANCENETWORK.COM
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MILEAGE-CAR-INSURANCE.COM
MILITARY-AUTO-INSURANCE-QUOTES.COM
MILITARY-CAR-INSURANCE-QUOTES.COM
MINIMUM-AUTO-INSURANCE-QUOTES.COM
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MISHOMELISTINGS.ORG
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MYHOMEINSURANCE.ORG
NATIONAL-AUTO-INSURANCE-QUOTES.COM
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NEW-DRIVER-CAR-INSURANCE-QUOTES.COM
NO-FAULT-AUTO-INSURANCE-QUOTES.COM
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NON-OWNERS-CAR-INSURANCE-QUOTES.COM
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PRIVATE-HEALTHCARE-INSURANCE.INFO
RATEINDICATOR.COM
SAFE-AUTO-INSURANEE-QUOTES.COM
SALVAGE-TITLE-INSURANCE.COM
SEARCHHEALTHINSURANCE.NET
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SHORT-TERM-CAR-INSURANCE-QUOTES.COM
SHORT-TERM-HEALTHCARE.COM
SHRINKMYINSURANCERATES.COM
SR22-AUTO-INSURANCE-QUOTES.COM
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SR22GUIDE.COM
STANDARD-AUTO-INSURANCE-QUOTES.COM
STANDARD-AUTO-INSURANCE-RATES.COM
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SUSPENDED-LICENSE-INSURANCE.COM
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TROUVEMEDIA.COM
TRULEADSINSURANCE.COM
UMBRELLA-AUTO-INSURANCE.COM
UMBRELLA-CAR-INSURANCE.COM
USA-AUTO-INSURANCE-QUOTES.INFO
USA-CAR-INSURANCE-QUOTES.INFO
VINTAGE-AUTO-INSURANCE-QUOTES.COM
VINTAGE-CAR-INSURANCE-QUOTES.COM
WOMAN-AUTO-INSURANCE.COM
WOMAN-CAR-INSURANCE-QUOTES.COM
YOURCARINSURANCEQUOTES.COM
INSURME.COM
INSUREME.COM
INSUREMEVIDEOS.COM
ALABAMA-INSURANCE-QUOTES.COM
ALASKA-INSURANCE-QUOTES.COM
ARIZONA-INSURANCE-QUOTES.COM
AUTO-HOME-HEALTH-LIFE-INSURANCE-QUOTES.COM
AUTOMOBILE-INSURANCE-QUOTES.COM
BUSINESS-INSURANCE-QUOTES.COM
CALIFORNIA-INSURANCE-QUOTES.COM
COLORADO-INSURANCE-QUOTES.COM
COMPETITIVE-AUTOMOBILE-INSURANCE-QUOTES.COM
COMPETITIVE-HEALTH-INSURANCE-QUOTES.COM
COMPETITIVE-LONG-TERM-CARE-INSURANCE-QUOTES.COM
COMPETITIVE-TERM-LIFE-INSURANCE-QUOTES.COM
CONNECTICUT-INSURANCE-QUOTES.COM
DELAWARE-INSURANCE-QUOTES.COM
FLORIDA-INSURANCE-QUOTES.COM
GEORGIA-INSURANCE-QUOTES.COM
HAWAII-INSURANCE-QUOTES.COM
IDAHO-INSURANCE-QUOTES.COM
ILLINOIS-INSURANCE-QUOTES.COM
INDIANA-INSURANCE-QUOTES.COM
INSURANCE-AGENT-LEADS.COM
INSURANCE-QUOTES-INSURANCE-QUOTES.COM
INSURANCE-SHOPPING-NETWORK.COM
IOWA-INSURANCE-QUOTES.COM
KANSAS-INSURANCE-QUOTES.COM
KENTUCKY-INSURANCE-QUOTES.COM
LEADS-FOR-INSURANCE-AGENTS.COM
LOUISIANA-INSURANCE-QUOTES.COM
MAINE-INSURANCE-QUOTES.COM
MARYLAND-INSURANCE-QUOTES.COM

MASSACHUSETTS-INSURANCE-QUOTES.COM

MICHIGAN-INSURANCE-QUOTES.COM

MINNESOTA-INSURANCE-QUOTES.COM

MISSISSIPPI-INSURANCE-QUOTES.COM

MISSOURI-INSURANCE-QUOTES.COM

MONTANA-INSURANCE-QUOTES.COM

MOTORCYCLE-INSURANCE-QUOTES.COM

NEBRASKA-INSURANCE-QUOTES.COM

NEVADA-INSURANCE-QUOTES.COM

NEW-HAMPSHIRE-INSURANCE-QUOTES.COM

NEW-JERSEY-INSURANCE-QUOTES.COM

NEW-MEXICO-INSURANCE-QUOTES.COM

NEW-YORK-INSURANCE-QUOTES.COM

NORTH-CAROLINA-INSURANCE-QUOTES.COM

NORTH-DAKOTA-INSURANCE-QUOTES.COM

OHIO-INSURANCE-QUOTES.COM

OKLAHOMA-INSURANCE-QUOTES.COM

OREGON-INSURANCE-QUOTES.COM

PENNSYLVANIA-INSURANCE-QUOTES.COM

RHODE-ISLAND-INSURANCE-QUOTES.COM

SOUTH-CAROLINA-INSURANCE-QUOTES.COM

SOUTH-DAKOTA-INSURANCE-QUOTES.COM

TENNESSEE-INSURANCE-QUOTES.COM

TEXAS-INSURANCE-QUOTES.COM

UTAH-INSURANCE-QUOTES.COM

VERMONT-INSURANCE-QUOTES.COM

VIRGINIA-INSURANCE-QUOTES.COM

WASHINGTON-DC-INSURANCE-QUOTES.COM

WASHINGTON-INSURANCE-QUOTES.COM

WEST-VIRGINIA-INSURANCE-QUOTES.COM

WISCONSIN-INSURANCE-QUOTES.COM

GOTFOOBAR.COM

HOMEOWNERS-INSURANCE-QUOTES.COM

QUOTESTOGO.COM

GROOVEYQUOTES.COM

HELPMEFINDINSURANCE.COM

PROMPT-QUOTES.COM

QUOTE-MARKET.COM

CHEAPHEALTHINSURANCE.BZ

FREEHEALTHINSURANCE.BIZ

CARANDHOMEINSURANCE.BIZ

CARANDHOMEINSURANCE.ORG

CARANDHOUSEINSURANCE.COM

LOWCARINSURANCE.BZ

INSUREME.CC

INSUREME.NAME

NO-INSURANCE.ORG

UNINSURED.BZ

VEHICLE-INSURANCE.BZ

VEHICLEINSURANCE.BZ

MENS-HEALTH-INSURANCE.COM

WOMENS-HEALTH-INSURANCE.COM

WOMENS-HEALTH-INSURANCE.ORG

INSUREMEBLOG.COM

CAR-INSURANCE-LEADS.BZ

HEALTH-INSURANCE-LEADS.BZ

HOME-INSURANCE-LEADS.BZ

LIFE-INSURANCE-LEADS.BZ

LIFE-INSURANCE-LEADS.NET

INSURANCE-SUBSCRIPTION.COM

INSURANCE-SUBSCRIPTIONS.COM

INSURANCESUBSCRIPTION.COM

INSURANCESUBSCRIPTIONS.COM

QUOTETRY.COM

ASEGUREME.NET

ASEGUREME.US

INSURANCESHOPPINGNETWORK.COM

TNTTESTDRIVE.COM

DISCOVER-INSURANCE.COM

INSURANCE-SHOPPING.NET

TNTTESTDRIVE.COM

DISCOVER-INSURANCE.COM

INSURANCE-SHOPPING.NET

SNAPPY-QUOTES.COM

5QUOTES.COM

FIVEQUOTES.COM

FINANCIALWHEEL.COM

INSURANCEWHEEL.COM

4INSURANCELINK.COM

4MYINSURANCE.COM

A2ZINSURANCE.COM

CYBERSPACEINSURANCE.COM

GOISN.COM

INSURANCE4ME.COM

INSURANCEFORME.COM

INSURANCEQUOTESONLINE.COM

INSUREARIZONA.COM

INSURECALIFORNIA.COM

INSURECOLORADO.COM

INSURECOM.COM

INSUREGEORGIA.COM

INSUREILLINOIS.COM

INSUREMARYLAND.COM

INSUREMICHIGAN.COM

INSUREMISSOURI.COM

INSURENEWHAMPSHIRE.COM

INSURENEWJERSEY.COM

INSURENEWYORK.COM

INSUREPENN.COM

INSURETENNESSEE.COM

INSUREVERMONT.COM

INSUREVIRGINIA.COM

INSUREWASHINGTON.COM

QUOTEMYINSURANCE.COM

INSUREINDIANA.COM

CAR-INSURANCE-QUOTES.COM

DISABILITY-INCOME.COM

LIFE-INSURANCE-QUOTE.COM

HEALTH-INSURANCE-QUOTE.COM

800INSUREME.COM

INSUREALABAMA.COM

INSUREALASKA.COM

INSUREARKANSAS.COM

INSUREDELAWARE.COM

INSUREHAWAII.COM

INSUREIDAHO.COM

INSUREKANSAS.COM

INSUREKENTUCKY.COM

INSURELOUISIANA.COM

INSUREMASSACHUSETTS.COM

INSUREMISSISSIPPI.COM

INSUREMONTANA.COM

INSURENEBRASKA.COM

INSURENEWMEXICO.COM

INSURENORTHCAROLINA.COM

INSURENORTHDAKOTA.COM

INSUREOKLAHOMA.COM

INSUREWESTVIRGINIA.COM

INSUREWYOMING.COM

INSURERHODEISLAND.COM

INSURESOUTHDAKOTA.COM

INSURECONNECTICUT.COM

INSUREPENNSYLVANIA.COM

INSURESOUTHCAROLINA.COM

Domain Names Registered to CCRD Operating Company, Inc.

AIRMILECARDS247.CO.UK

ALLCARDRATES.COM

BALANCETRANSFERS247.CO.UK

BANKRATE.CO.UK

BANKRAVE.COM

BESTCREDITCARDSWITHREWARDS.COM

BESTCREDITCARDWITHREWARDS.COM

BESTSTUDENTCREDITCARDS.CO.UK

BHARATCREDITCARDS.CO.IN

BHARATCREDITCARDS.COM

BHARATCREDITCARDS.IN

BUYANDCOMPARE.CO.UK

CARDBAZAAR.CO.IN

CARDBAZAAR.IN

CARDEXPERT.CO.IN

CARDEXPERT.IN

CARDHOLDERRIGHTS.COM

CARDMARKET.CO.IN

CARDMARKET.IN

CARDRATINGS.CO.UK

CARDREGRETS.COM

CARDSMART.CO.IN

CARDSMART.IN

CARDSYNERGY.COM

CARDTALK.CO.IN

CARDTALK.IN

CARSMART.IN

CARTAODECREDITO.COM

CARTE-CREDIT-DU-CANADA.COM

CARTEDECREDITDUCANADA.COM

CARTE-DE-CREDIT-DU-CANADA.COM

CARTESCREDITDUCANADA.COM

CARTESDECREDIT.COM

CARTESDECREDITDUCANADA.COM

CARTES-DE-CREDIT-DU-CANADA.COM

CARTOESDECREDITO.COM

CCEXAMPLE.COM

CCXSYSTEMS.CO.IN

CCXSYSTEMS.CO.UK

CCXSYSTEMS.CO.UK

CCXSYSTEMS.COM

CCXSYSTEMS.COM.MX

CCXSYSTEMS.ORG

CHARGEITBLOG.COM

CHARGEITBLOG.INFO

CHARGEITBLOG.NET

CHARGEITBLOG.ORG

CHARGITBLOG.COM

COMPAREANDSAVE.COM

COMPAREANDSAVE.TV

COMPAREDANDSAVED.COM

COMPARESANDSAVES.COM

COMPARINGANDSAVING.COM

COMPARINGSAVES.COM

COMPEREANDSAVE.COM

CONSUMERCREDITCARDGUIDE.CO.UK

CREDITCARD.COM

CREDIT-CARD.COM

CREDITCARDAPPLICATIONCENTER.CO.UK

CREDITCARDAPPLICATIONCENTER.COM

CREDITCARDAPPLICATIONSCENTER.CO.UK

CREDITCARDAPPLICATIONSCENTER.COM

CREDIT-CARD-APPLICATIONS-CENTER.COM

CREDITCARDBAZAAR.CO.IN

CREDITCARDBAZAAR.IN

CREDIT-CARD-BILL-OF-RIGHTS.COM

CREDITCARDDEALZ.CO.UK

CREDITCARDDEALZ.COM

CREDITCARDEXAMPLE.COM

CREDITCARDEXCHANGE.COM

CREDITCARDEXPERT.CO.IN

CREDITCARDFLYERS.CO.UK

CREDITCARDKHOJ.CO.IN

CREDITCARDKHOJ.COM

CREDITCARDKHOJ.IN

CREDITCARDMARKET.CO.IN

CREDITCARDMARKET.IN

CREDIT-CARD-OFFER.COM

CREDITCARDREGRETS.COM

CREDITCARDS.COM

CREDIT-CARDS.COM

CREDITCARDS.MOBI

CREDITCARDS247.COM

CREDITCARDS247AU.COM

CREDIT-CARDS-COMPARED.COM

CREDITCARDSKHOJ.CO.IN

CREDITCARDSKHOJ.COM

CREDITCARDSKHOJ.IN

CREDITCARDSMAIL.COM

CREDITCARDSUNIVERSITY.COM

CREDITCARDSWITHAIRLINEREWARDS.COM

CREDITCARDSWITHBESTREWARDS.COM

CREDITCARDSWITHCASHREWARDS.COM

CREDITCARDSWITHFIXEDAPR.COM

CREDITCARDSWITHFIXEDINTERESTRATES.COM

CREDITCARDSWITHFIXEDRATE.COM

CREDITCARDSWITHFIXEDRATES.COM

CREDITCARDSWITHFREQUENTFLIERMILES.COM

CREDITCARDSWITHLOWAPRS.COM

CREDITCARDSWITHLOWESTINTEREST.COM

CREDITCARDSWITHLOWESTINTERESTRATE.COM

CREDITCARDSWITHLOWESTINTERESTRATES.COM

CREDITCARDSWITHMILEAGE.COM

CREDITCARDSWITHMILESREWARDS.COM

CREDITCARDSWITHNOAPR.COM

CREDITCARDSWITHNOCREDITHISTORY.COM

CREDITCARDSWITHNOFEES.COM

CREDITCARDSWITHNOINTEREST.COM

CREDITCARDSWITHPOINTS.COM

CREDITCARDSWITHREWARDPOINTS.COM

CREDITCARDSWITHREWARDPROGRAMS.COM

CREDITCARDSWITHSKYMILES.COM

CREDITCARDSWITHTHEBESTREWARDS.COM

CREDITCARDSWITHTRAVELPOINTS.COM

CREDITCARDSWITHTRAVELREWARDS.COM

CREDITCARDSWITHZEROINTEREST.COM

CREDITCARDTALK.CO.IN

CREDITCARDTALK.IN

CREDITCARDWITHAIRMILES.COM

CREDITCARDWITHBESTREWARDS.COM

CREDITCARDWITHFIXEDAPR.COM

CREDITCARDWITHFREQUENTFLYERMILES.COM

CREDITCARDWITHLOWESTAPR.COM

CREDITCARDWITHNOINTEREST.COM

CREDITCARDWITHPOINTS.COM

CREDITCARDXCHANGE.NET

CREDITSCORECOMPASS.COM

EVERYCREDITCARD.COM

EXACTCARD.BIZ

EXACTCARD.INFO

EXACTCARD.MOBI

EXACTCARD.ORG

EXACTMASTERCARD.BIZ

EXACTMASTERCARD.COM

EXACTMASTERCARD.INFO

EXACTMASTERCARD.NET

EXACTMASTERCARD.ORG

EXACTPREPAID.COM

EXACTPREPAIDCARD.COM

EXACTPREPAIDCARD.INFO

EXACTPREPAIDCARD.NET

EXACTPREPAIDCARD.ORG

EXACTVISA.COM

FEFCREDITCARDS.COM

FICOCONSUMERSERVICES.COM

FINDCOLLEGECARDS.CO.UK

FINDGASCARDS.CO.UK

FREEDOMMARKETING.CO.UK

FREQUENT-FLYER-CREDIT-CARDS.CO.UK

FREQUENT-FLYER-CREDIT-CARDS.COM

GASCREDITCARDSWITHREWARDS.COM

GELDGESCHAEFTE.COM

GETACREDITCARDWITHNOCREDIT.COM

GETOUTTHEWHY.COM

GOBROADBAND247.CO.UK

IMGSYNERGY.COM

LOANP2P.COM

LOW-INTEREST-CREDIT-CARDS.US

MERCHANTACCOUNTGUIDE.COM

MERCHANTACCOUNTGUIDES.COM

MERCHANTACCOUNTINFO.COM

MERCHANTFORUMS.COM

MYEXACTACCOUNT.BIZ

MYEXACTACCOUNT.COM

MYEXACTACCOUNT.INFO

MYEXACTACCOUNT.NET

MYEXACTACCOUNT.ORG

MYEXACTCARD.COM

NETFINITI.COM

OFFERS247.CO.UK

PAYDOWNPLANNER.COM

PAYDOWNPLANNER.MOBI

PAYDOWNPLANNER.ORG

PAYMENTBYCREDITCARD.COM

PEERLOANGUIDE.COM

PEERLOANINVESTOR.COM

PEERTOPEERINVESTOR.COM

PEERTOPEERLOANGUIDE.COM

PERSONALFINANCECENTER.COM

PERSONALLOANS247.CO.UK

PERSONELFINANCECENTER.COM

PETINSURANCE247.CO.UK

PLATINUMCARDS247.CO.UK

PRE-PAID-CREDIT-CARDS.COM

PURCHASEPLANNER.MOBI

PURCHASEPLANNER.ORG

REWARDCARDS247.CO.UK

SAVINGS247AU.COM

SEARCHFORACREDITCARD.COM

SOCIALLENDINGCENTRAL.COM

SOCIALLENDINGGUIDE.COM

SOCIALLOANCENTRAL.COM

SOCIALLOANGUIDE.COM

SOCIALLOANINVESTOR.COM

SPENDANDSAVE.MOBI

TAJETASDECREDITO.COM

TARJETADECREDITO.COM

TARJETASDECREDITO.COM

THECREDITCARDAUTHORITY.COM

THECREDITCARDAUTHORITY.INFO

THECREDITCARDAUTHORITY.MOBI

THECREDITCARDAUTHORITY.NET

THECREDITCARDAUTHORITY.ORG

THECREDITCARDAUTHORITY.TV

THECREDITCARDAUTHORITY.US

UKBANKS247.CO.UK

UKCARINSURANCE247.CO.UK

UKCREDITCARDS247.CO.UK

UKINSURANCE247.CO.UK

UKLOANS247.CO.UK

UKOFFERS247.CO.UK

UKSAVINGS247.CO.UK

XACTCARD.COM

ZEROINTERESTCARDS247.CO.UK

Domain Names Registered to CreditCards.com, Inc.

CREDITCARDLIKES.COM

LIKECREDITCARDS.COM

LIKEDCARDS.COM

LIKEDCREDITCARDS.COM

LIKETHISCARD.COM

LIKETHISCREDITCARD.COM

Domain Names Registered to NetQuote Holdings, Inc.

None.

Material Licenses or Other User Agreements

None.

Schedule 3.07

(a) Equity Interest and Subsidiaries

Subsidiaries	Jurisdiction of Organization	Equity Interests Authorized	Equity Interests Outstanding	Number of Shares covered by options, warrants, rights of conversion or purchase and similar rights at the Closing Date

NetQuote Holdings, Inc.	Delaware	1,000 shares of common stock	1,000 shares of common stock	None

CreditCards.com, Inc.	Delaware	1,000 shares of common stock	1,000 shares of common stock	None

NetQuote Inc.	Colorado	100,000 shares of common stock	90,000 shares of common stock	None

CCRD Operating Company, Inc.	Delaware	1,000,000 shares of common stock	1,000,000 shares of common stock	None

Rate Holding Co.	Cayman Islands	1 share	1 share	None

Creditcards.com Limited	United Kingdom	100 ordinary shares	100 ordinary shares	None

Freedom Marketing Limited	United Kingdom	1,000 shares	1,000 shares	None

Bankrate Information Consulting (Beijing) Co. Ltd.	Beijing	Registered capital of $1,000,000	Registered capital of $1,000,000	None

0833425 B.C. Ltd.	British Columbia	Unlimited	100 shares	None

(b) Ownership Interests of Loan Parties in their Subsidiaries

Loan Party	Subsidiary	Subsidiary Jurisdiction of Organization	Ownership Interest

Bankrate, Inc.	Rate Holding Co.	Cayman Islands	1 share
	NetQuote Holdings, Inc.	Delaware	1,000 common shares
	CreditCard.com, Inc.	Delaware	1,000 common shares

NetQuote Holdings, Inc.	NetQuote Inc.	Colorado	90,000 common shares

CreditCards.com, Inc.	CCRD Operating Company, Inc.	Delaware	1,000,000 common shares

CCRD Operating Company, Inc.	Creditcards.com Limited	United Kingdom	100 ordinary shares
	0833425 B.C. Ltd.	British Columbia	100 shares

(c) Organizational Chart

Schedule 3.08

Litigation

Lower Fees, Inc. Litigation

On or about November 20, 2008, Lower Fees, Inc. (“LF”) filed in the Circuit Court in and for Palm Beach County, Florida a civil action against Borrower and the Companies’ Chief Executive Officer and Chief Financial Officer, alleging “fraud in the inducement” by the defendants in respect of Borrower’s having entered into an asset purchase agreement with LF dated February 5, 2008 (the “APA”). Pursuant to the APA, Borrower purchased certain assets and assumed certain liabilities of LF and made a cash payment of the consideration specified in the agreement. Following a motion by the Companies to dismiss the complaint as baseless and failing to state a claim, on March 23, 2009, the court dismissed the complaint, and allowed LF 30 days within which to file an amended complaint. LF filed an amended complaint on April 22, 2009 which was dismissed on October 9, 2009. LF filed another amended complaint on November 6, 2009, which sought relief in the form of rescission of the transaction and attorneys’ fees and which was dismissed with prejudice on March 23, 2010. On or about April 21, 2010, LF filed a notice of appeal of the court’s March 23 order (the “Appeal”).

On April 30, 2010, LF sent a letter to the Companies (the “LF Letter”) asking for indemnification under Paragraph 6.3 of the APA for the same alleged misrepresentations it had alleged in its prior complaints in the civil action. The amount the LF Letter claims LF will incur as losses is $8.2 million. The LF Letter also asks for payment of $900,000 and $180,000 to Michael Kratzer, one of the owners of LF, in respect of his former employment with the Companies. On May 14, 2010, the Companies responded to the LF Letter denying the allegations in full.

The parties have filed their briefs in the Appeal and the case is awaiting decision by the appellate court. The Companies continues to vigorously defend the Appeal and the requests of the LF Letter. The Companies cannot presently estimate the amount of loss, if any, that would result from an adverse resolution of this matter.

On March 9, 2011, LF filed a civil action against Borrower styled: Lower Fees, Inc., Plaintiff, vs. Bankrate, Inc., Defendant, in the Circuit Court of the Fifteen Judicial Circuit in and for Palm Beach County (the “New LF Lawsuit”). In the New LF Lawsuit, LF alleges that Borrower breached a duty of good faith to operate a website transferred under the APA to generate revenues that would have resulted in Borrower having to pay LF certain earn-out payments under the APA. The New LF Lawsuit is in its very early stages. LF seeks relief in the form of unspecified damages suffered, pre-judgment interest, attorneys’ fees, and costs. Borrower will vigorously defend the New Lawsuit and currently intends to file a motion to dismiss the New LF Lawsuit. The Companies cannot presently estimate the amount of loss, if any, that would result from an adverse resolution of this matter.

BanxCorp Litigation

On or about July 20, 2007, BanxCorp, an online publisher of rate information provided by financial institutions with respect to various financial products, filed suit against

Borrower in the United States District Court for the District of New Jersey alleging violations of Federal and New Jersey State antitrust laws, including the Sherman Act and the Clayton Act on the basis of illegal predatory pricing, vendor lock-in, exclusionary product and distribution bundling and tie-in arrangements, anticompetitive acquisitions and market division agreements. In the complaint, BanxCorp seeks injunctive relief, treble damages in an unspecified amount, and attorneys’ fees and costs. In response to motions by Borrower to dismiss for failure to state a claim, the court has three times permitted Banxcorp to file amended complaints, in which Banxcorp has added new causes of action under the Sherman Act, including an allegation that Borrower conspired with some 90 online media outlets to fix prices in connection with the publication of certain rate information tables. Following the latest amendment in March 2011, Borrower intends to again move to dismiss the amended complaint. The Companies cannot presently estimate the amount of loss, if any, that would result from an adverse resolution of this matter.

Mortgage Grader Lawsuit

In October 2010, an action was commenced in the United States District Court for the Central District of California entitled Mortgage Grader, Inc. v. Lenderfi, Inc., et al., in which the Company is one of nine defendants. The complaint alleges that the plaintiff is the owner of a patent relating to “a computer-implemented system for enabling borrowers to anonymously shop for loan packages offered by a plurality of lenders” and that the patent is being infringed by each of the defendants. The complaint seeks relief in the form of an adjudication of patent infringement, unspecified treble damages together with pre-judgment and post-judgment interest, an injunction prohibiting further infringement, and reasonable attorneys’ fees and costs. The Companies have answered the complaint and asserted counterclaims alleging that the patent in question should be invalidated. An initial investigation on the merits of the action has been undertaken and the Companies denies any liability. Settlement discussions have been initiated between the parties and are ongoing. The Companies cannot presently estimate the amount of loss, if any, that would result from an adverse resolution of this matter.

Schedule 3.12

Taxes

None.

Schedule 3.14

Labor Matters

None.

Schedule 3.17

Environmental Matters

None.

Schedule 3.18

Insurance

	Coverage Amount	Expiration Date	Insurer	Policy Number	Premium
Umbrella Liability: (Claims Made)
Each Occurrence	$10,000,000	09/01/11	Continental Casualty Company	L4018251154	$15,674.66
Aggregate Limit	$10,000,000
Underlying Policies:
Professional Liability
Commercial General Liability
Each Occurrence	$1,000,000	09/01/11	Continental Casualty Company	4024818006
Aggregate Limit	$1,000,000
Products/Completed Operations	$2,000,000
Personal and Advertising Injury	$1,000,000
Auto Liability
Combined Single Limit	$1,000,000	09/01/11	Continental Casualty Company	4024818023
Employer’s Liability (AOS)
Each Accident	$1,000,000	09/01/11	Continental Casualty Company	4022272486
Each Employee	$1,000,000
Policy Limit	$1,000,000
Employer’s Liability (CA)
Each Accident	$1,000,000	09/01/11	Continental Casualty Company	4024817986
Each Employee	$1,000,000
Policy Limit	$1,000,000
Employee Benefit Liability
Each Employee	$1,000,000	09/01/11	Continental Casualty Company	4024818006
Aggregate	$1,000,000
General Liability:
Commercial:					$52,737.10
Employee Benefit Liability:
Each Claim ($1,000 deductible)	$1,000,000	09/01/11	Continental Casualty Company	4024818006

	Coverage Amount	Expiration Date	Insurer	Policy Number	Premium

Annual Aggregate	$2,000,000
General Liability:
Each Occurrence	$1,000,000	09/01/11	Continental Casualty Company	4024818006
General Aggregate	$1,000,000
Products & Completed Operations*	$2,000,000
Personal & Advertising Injury Limit	$1,000,000
Damage to Rented Premises	$300,000
Medical Expense (any one person)	$5,000
*Excludes Products/Completed Operations as related to Health Care Services		—
—	—	—
Property Liability:
Property - US					$10,249.94
Blanket Business Personal Property*	$3,756,501	09/01/11	Continental Casualty Company	4024818006
Blanket Business Interruption*	$500,000

Media Professional Liability/Technology Errors & Omissions Liability/Privacy Liability
Each Claim ($250k deductible)	$5,000,000	09/25/11	Lloyd’s of London (Beazley Syndicate)	W10FFC100101	$79,065
Annual Aggregate	$5,000,000
Network Liability (sublimit)	$5,000,000
Privacy Notification Costs (sublimit)	$1,000,000

D&O Insurance
Primary ($100,000 retention)	$10,000,000	09/25/11	Arch Insurance Company	PCD0035447-01	$73,306
Employment Practices Liability ($75,000 retention)	$5,000,000				($85,850 annually	)
Fiduciary Liability ($0 retention)	$1,000,000

	Coverage Amount	Expiration Date	Insurer	Policy Number	Premium
Crime ($10,000 deductible)	$2,000,000
Kidnap & Ransom	No coverage provided

Excess D&O Insurance	$5,000,000	09/25/11	American Casualty Company	287436946	$28,063.75

Excess D&O-Side A DIC	5,000,000	09/25/11	XL Specialty Ins. Co.	ELU118997-10	$23,608.75
—
ERISA Bond	600,000	09/25/13	Travelers Casualty and Surety Company	103649030	$750.43
—
Workers Compensation					$45,202
Employer’s Liability		9/1/2011	Continental Casualty Company	WC424817986
Each Accident	$1,000,000
Each Employee	$1,000,000
Policy Limit	$1,000,000
Workers Compensation - CA					$6,429
Employer’s Liability		9/1/2011	Continental Casualty Company	WC422272486
Each Accident	$1,000,000
Each Employee	$1,000,000
Policy Limit	$1,000,000
Auto (Hired & NonOwned Liability)					$1,186.75
Combined Single Limit	$1,000,000	09/01/11	Continental Casualty Company	4024818023

Schedule 6.01(b)

Existing Indebtedness

1.	Capital Lease Obligations under the Master Lease Agreement by and between Bankrate, Inc. and Mitel Leasing, Inc., dated 4/13/2009, in the amount of $115,449.

2.	Promissory Note dated June 5, 2008 between CCRD Operating Company, Inc., as lender, and CreditCards.com Limited, as borrower, initially in the aggregate principal amount of £5,250,000 and in the aggregate principal amount of £4,650,000 and interest of £382,075 as of May 31, 2011

Schedule 6.02(g)

Existing Liens

None.

Schedule 6.03(a)

Existing Investments

1.	Investments existing on the date hereof in the aggregate amount of approximately $3.0 million made by Bankrate, Inc. to Rate Holding Co. (to fund Investment by Rate Holding Co. in Bankrate Information Consulting (Beijing) Co. Ltd).

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

Bankrate, Inc.

Agent Address:	Goldman Sachs Bank USA	Return form to:
	c/o Goldman Sachs & Co.	Telephone:
30 Hudson Street, 36th Floor
	Jersey City, NJ 07302	Facsimile:
E-mail:
with a copy to

Goldman Sachs Bank USA
200 West Street
New York, New York 10282-2198

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement ☐ Yes ☐ No

•	Coming in via Assignment ☐ Yes ☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other- please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	LC Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.         Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.        Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement (defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Revolving Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Revolving Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, guarantees and participations in any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Revolving Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1 ]

3.	Borrower:	BANKRATE, INC.

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Revolving Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:

The Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent (in such capacity, a “Syndication Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent (in such capacity, a “Syndication Agent” and, together with GOLDMAN SACHS BANK USA, the “Syndication Agents”).

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]

Tranche A Revolving Loans	$	$		%
Tranche B Revolving Loans	$	$		%

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANKRATE, INC.[4]

By:
Name:
Title:

[3]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.
[4]	To be completed to the extent consent is required under Section 10.04(b) and the definition of “Eligible Assignee”.

GOLDMAN SACHS BANK USA, [5] as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ ], [6] as Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

[5]	To be completed to the extent consent is required under Section 10.04(b).
[6]	Reference to Issuing Bank (if any) required for an assignment of Tranche A Revolving Commitments.

ANNEX 1 to Assignment and Assumption

BANKRATE, INC.

REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Revolving Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Revolving Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Revolving Credit Agreement (subject to receipt of such consents as may be required under the Revolving Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Revolving Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Revolving Credit Agreement and has received or been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Revolving Credit Agreement, unless it is already a Lender under the Revolving Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date (unless such fee has been waived by the Administrative Agent) and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14(e) of the Revolving Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued up to but excluding the Effective Date and to the Assignee for amounts that have accrued on and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees and other amounts paid or payable in kind on and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

[Form of]

BORROWING REQUEST

Goldman Sachs Bank USA

as Administrative Agent for

the Lenders referred to below,

c/o Goldman Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

with a copy to

Goldman Sachs Bank USA

200 West Street

New York, New York 10282-2198

Attention: [            ]

Re: BANKRATE, INC.

[Date]

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (“Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and as administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

Borrower hereby gives you notice pursuant to Section 2.03 of the Revolving Credit Agreement that it requests a Borrowing under the Revolving Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Class of Borrowing	[Tranche A Revolving Loans] [Tranche B Revolving Loans]

(B) Principal amount of Borrowing[1]

(C) Date of Borrowing (which is a Business Day)

(D) Type of Borrowing	[ABR] [Eurodollar]

(E) For Eurodollar Borrowing, the Interest Period and the last day thereof[2]

(F) Funds are requested to be disbursed to Borrower’s account with [BANK] (Account No. ).

We hereby certify that:

(1) The undersigned is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the Borrowing requested herein and the application of the proceeds thereof, no Default shall have occurred and be continuing.

(2) Each of the representations and warranties made by the undersigned set forth in Article III of the Revolving Credit Agreement or in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such prior date.

(3) No order, judgment or decree of any Governmental Authority purports to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order has been issued or is pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by the Revolving Credit Agreement or the making of Loans thereunder.

(4) As of today, and at the time of and after giving effect to the Borrowing requested in this Borrowing Request (and the application of the proceeds thereof), the Consolidated Secured Debt Ratio on a Pro Forma Basis shall not exceed 3.50:1.00.

[1]	ABR Loans and Eurodollar Loans requested shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.
[2]	Select one, two, three or six month period (or, if each affected Lender so agrees, nine or twelve month period).

[Signature Page Follows]

BANKRATE, INC.

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT D

[Form of]

COMPLIANCE CERTIFICATE

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (“Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and as administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement. Pursuant to Sections 5.01(c) of the Revolving Credit Agreement, [            ], [Financial Officer] of Borrower (in such capacity and not in his or her individual capacity), hereby certifies in his capacity as Financial Officer of Borrower, and not in his individual capacity, to the best of his knowledge, as follows:

a. [Attached hereto as Schedule 1 are computations in reasonable detail1 demonstrating compliance by Borrower with the covenants contained in Section 6.08 of the Revolving Credit Agreement for the Test Period ended [            ], 20[    ]] [Attached hereto as Schedule 2 is the report of [accounting firm].]2

b. No Default has occurred under the Revolving Credit Agreement which has not been previously disclosed in writing to the Administrative Agent pursuant to a Compliance Certificate.3

[1]	To accompany financial statements delivered under Sections 5.01(a) and (b) (beginning September 30, 2011), which computations shall be reasonably satisfactory to the Administrative Agent.
[2]	The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP, the accounting firm obtained no knowledge that any Default under Section 6.08 of the Revolving Credit Agreement has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.
[3]	If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of any corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

D-1

Dated this [    ] day of [            ], 20[    ].

[ ]

By:
Name:
	Title:	[Financial Officer]

D-2

SCHEDULE 1

Financial Covenants

(A) Consolidated Leverage Ratio: Consolidated Total Indebtedness of Borrower and its Restricted Subsidiaries to Consolidated EBITDA, on a Pro Forma Basis

Consolidated Total Indebtedness

Consolidated EBITDA calculation:

(i) Consolidated Net Income for such period;

(ii) Consolidated Interest Expense for such period;

(iii) Consolidated Amortization Expense for such period;

(iv) Consolidated Depreciation Expense for such period;

(v) Consolidated Tax Expense for such period;

(vi) any restructuring charges, including any one-time costs incurred in connection with acquisitions after the Closing Date;

(vii) the amount of net cost savings projected by Borrower in good faith to be realized as a result of specified actions taken or to be taken (which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions;[1]

(viii) any costs or expenses incurred by Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in the

[1]	(A) No such cost savings shall be added pursuant to clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in (vi) above with respect to such period.

definition of “Available Amount”;

(ix) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period (including any impairment charges or the impact of purchase accounting);[2]

(x) the amount of management, monitoring, consulting and advisory fees (including termination fees), closing fees and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement to the extent permitted under Section 6.07 of the Revolving Credit Agreement;

(xi) any transaction costs, fees, expenses or charges related to any equity offering, Investment permitted under Section 6.03, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (whether or not successful), including such fees, expenses or charges related to the offering of the Senior Notes;

(xii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; and

(xiii) the amount of any minority interest expense or non-controlling interest in income of consolidated Subsidiaries deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests);

Subtracting therefrom

(xiv) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to in clause (ix)) for such period;

Increased or decreased by (without duplication):

(xv) any net gain or loss resulting in such period from Hedging Obligations (including pursuant to the application of ASC No. 815 – “Derivatives and Hedging Overview”); plus or minus, as

[2]	If any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent.

applicable; and

(xvi) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

Consolidated EBITDA ((x) the sum of (i) through (xiii) less (y) the sum of (xiv), plus or minus, as applicable, (xv) and (xvi))[3]

Consolidated Total Indebtedness of Borrower and its Restricted Subsidiaries to Consolidated EBITDA, on a Pro Forma Basis	[ ]:1.00

Maximum Consolidated Leverage Ratio Covenant Requirement	No more than [ ]:1.00

[3]	Each item (i) – (xiii) shall be added in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication.

SCHEDULE 2

[Report of [accounting firm]]

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

Goldman Sachs Bank USA

as Administrative Agent

c/o Goldman Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

with a copy to

Goldman Sachs Bank USA

200 West Street

New York, New York 10282-2198

Attention: [            ]

[Date]

Re: BANKRATE, INC.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.08(b) of the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used herein but not defined shall have the meanings given to them in the Revolving Credit Agreement. Borrower hereby requests that on [            ]1 (the “Interest Election Date”),

[1]	Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 2:00 p.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

1. $[                    ] of the presently outstanding principal amount of the [Tranche A Revolving Loans][Tranche B Revolving Loans] originally made on [                    ],

2. all presently being maintained as [ABR Loans][Eurodollar Loans],

3. be [converted into][continued as]

4. [Eurodollar Loans having an Interest Period of [one/two/three/six[/nine][/twelve] months][ABR Loans].2

The undersigned hereby certifies on behalf of Borrower and not his individual capacity that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom: the foregoing [conversion] [continuation] complies with the terms and conditions of the Revolving Credit Agreement (including, without limitation, Section 2.08 of the Revolving Credit Agreement).

[Signature Page Follows]

[2]	If no Interest Period is specified for a Eurodollar Borrowing, then the Interest Period shall be deemed to be of one month’s duration.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

BANKRATE, INC.

By:
Name:
Title:

EXHIBIT F

[Form of]

LC REQUEST

[    ]

GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity as the “Administrative Agent”) under the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (“Borrower”), the Guarantors, the lenders party thereto (the “Lenders), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

[Contact Information for Issuing Bank to be inserted]

Ladies and Gentlemen:

We hereby request that [            ], as Issuing Bank under the Revolving Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] Letter of Credit for the account of the undersigned1 on [    ]2 (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of [    ]. [Such Letter of Credit was originally issued on [date].

In connection with this request, the undersigned encloses [    ]3.

For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Revolving Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit [will be] [is] [    ]4, and such Letter of Credit [will be] [is] in support of [    ]5 and [will have] [has] a stated expiration date of [    ]6. [Describe the nature of the amendment, renewal or extension.]

[1]	Note that if the LC Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.
[2]	Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 2:00 p.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).
[3]	The documents to be presented by the beneficiary in connection with any drawing. Note the inclusion of the full text of any certificate to be presented by such beneficiary in connection with any drawing.

We hereby certify that:

(1) The undersigned is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein and the application of the proceeds thereof, no Default shall have occurred and be continuing.

(2) Each of the representations and warranties made by the undersigned set forth in Article III of the Revolving Credit Agreement or in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such prior date.

(3) No order, judgment or decree of any Governmental Authority purports to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order has been issued or is pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by the Revolving Credit Agreement or the making of Loans thereunder.

(4) As of today, and at the time of and after giving effect to the Borrowing requested in this Borrowing Request (and the application of the proceeds thereof), the Consolidated Secured Debt Ratio on a Pro Forma Basis shall not exceed 3.50:1.00.

Footnote continued from previous page.

[4]	Insert name and address of beneficiary.
[5]	Insert description of the obligation to which such Letter of Credit relates.
[6]	Insert last date upon which drafts may be presented which shall be (in the absence of an Auto-Renewal Letter of Credit) at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

[ ]

By:
Name:
Title:

EXHIBIT G-1

[Form of]

TRANCHE A REVOLVING NOTE

$[ ][23]	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, BANKRATE, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [            ] (the “Payee”) or its registered assigns on or before the Revolving Maturity Date (as defined in the Revolving Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                      DOLLARS ($                    ) and (b) the aggregate unpaid principal amount of all Tranche A Revolving Loans of the Payee outstanding under the Revolving Credit Agreement referred to below. Borrower further agrees to pay interest in like money in accordance with Section 2.13 of the Revolving Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Revolving Credit Agreement.

The Payee may endorse and attach a schedule to reflect the date, Type and amount of each Tranche A Revolving Loan of the Payee outstanding under the Revolving Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Revolving Credit Agreement and the principal amount subject thereto; provided that the failure of the Payee to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Revolving Credit Agreement.

This Note is one of the Notes referred to in the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among Borrower, the Guarantors, the lenders party thereto (the “Lenders”, GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Revolving Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Revolving Credit Agreement and the Security Documents. Reference is hereby made to the Revolving Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the

[23]	Lender’s Tranche A Revolving Commitment.

G-1-1

nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

During the continuance of any one or more of the Events of Default specified in the Revolving Credit Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable, all as provided in Section 8.01 thereof.

Borrower hereby waives presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE REVOLVING CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE REVOLVING CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

G-1-2

BANKRATE, INC., as Borrower

By:
Name:
Title:

G-1-3

EXHIBIT G-2

[Form of]

TRANCHE B REVOLVING NOTE

$ [24]	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, BANKRATE, INC. a Delaware corporation (“Borrower”), hereby promises to pay to the order of [            ](the “Payee”) or its registered assigns on or before the Revolving Maturity Date (as defined in the Revolving Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                      DOLLARS ($                    ) and (b) the aggregate unpaid principal amount of all Tranche B Revolving Loans of the Payee outstanding under the Revolving Credit Agreement referred to below. Borrower further agrees to pay interest in like money in accordance with Section 2.13 of the Revolving Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Revolving Credit Agreement.

The Payee may endorse and attach a schedule to reflect the date, Type and amount of each Tranche B Revolving Loan of the Payee outstanding under the Revolving Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Revolving Credit Agreement and the principal amount subject thereto; provided that the failure of the Payee to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Revolving Credit Agreement.

This Note is one of the Notes referred to in the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among Borrower, the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Revolving Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Revolving Credit Agreement and the Security Documents. Reference is hereby made to the Revolving Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the

[24]	Lender’s Tranche B Revolving Commitment

G-2-1

nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

During the continuance of any one or more of the Events of Default specified in the Revolving Credit Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable, all as provided in Section 8.01 thereof.

Borrower hereby waives presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE REVOLVING CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE REVOLVING CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

G-2-2

BANKRATE, INC., as Borrower

By:
Name:
Title:

G-2-3

EXHIBIT H

[Form of]

INTERCOMPANY NOTE

New York, New York

[date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent, is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Revolving Credit Agreement and the Security Agreement with respect to this Note. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Revolving Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Revolving Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive

(whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) upon written notice given by the Administrative Agent to any Payor after the occurrence and during the continuance of an Event of Default that the Administrative Agent and Lenders intend to exercise remedies under the Loan Documents, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash (other than contingent indemnification obligations not than due and payable), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Issuing Banks (if any) and the Lenders and the Administrative Agent, the Issuing Banks (if any) and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself, the Issuing Banks (if any) and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[—],
as Payee

By:
Name:
Title:

PAYOR:

EXHIBIT I

[Form of]

NON-BANK CERTIFICATE

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011, among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

The undersigned certifies that it is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:                                         , 20

I-1

EXHIBIT J

[Form of]

SOLVENCY CERTIFICATE

OF

CHIEF FINANCIAL OFFICER

OF

BORROWER

June [—], 2011

Pursuant to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent, the undersigned hereby certifies, solely in such undersigned’s capacity as Chief Financial Officer of Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans (if any) under the Revolving Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of Borrower (on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which Borrower or such Subsidiary has provided a guarantee) will exceed its debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the assets of Borrower (on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which Borrower or such Subsidiary has provided a guarantee) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Borrower (on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (the valuation of contingent debts and liabilities being computed in light of all facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or material liability); and

d.	Borrower (on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Revolving Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of Borrower, on behalf of Borrower, and not individually, as of the date first written above.

BANKRATE, INC.

By:
Name:	Edward J. DiMaria
Title:	Chief Financial Officer

EXHIBIT K

[Form of]

INCUMBENCY CERTIFICATE

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

The following persons are now duly elected and qualified officers of Borrower, each holding the respective office or offices indicated next to his or her name below, and the signature set forth opposite his or her name below is the true and genuine signature of such officer, and such officer is duly authorized to execute and deliver, on behalf of Borrower, the Loan Documents to which Borrower is a party and any certificate or other document to be delivered by Borrower pursuant to the Loan Documents:

Name	Office	Signature

[Remainder of page intentionally left blank]

K-1

IN WITNESS WHEREOF, I have caused this Certificate to be duly executed and delivered as of the date and at the place first written above.

By:
Name:
Title:	Secretary

K-2

EXHIBIT L

[Form of]

JOINDER AGREEMENT

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (“Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and as administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Revolving Credit Agreement in order to induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit to or for the benefit of Borrower;

WHEREAS, pursuant to Section 5.10(b) of the Revolving Credit Agreement, each Restricted Subsidiary of Borrower that guarantees the obligations under the Senior Notes or any Permitted Refinancing thereof after the Closing Date is required to become a Guarantor under the Revolving Credit Agreement by executing a Joinder Agreement. The undersigned Restricted Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Revolving Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Banks to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent and the New Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 5.10(b) of the Revolving Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Revolving Credit Agreement with the same force and effect as if originally named therein as a Guarantor.

2. Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Revolving Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties to be made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a Guarantor in the Revolving Credit Agreement shall be deemed to include the New Guarantor.

3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. No Waiver. Except as expressly supplemented hereby, the Revolving Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon the New Guarantor, the Administrative Agent or any Lender shall be governed by the terms of Section 10.01 of the Revolving Credit Agreement.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

L-2

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

L-3

APPENDIX A

TO REVOLVING CREDIT AGREEMENT

Revolving Commitments

Lender	Tranche A Revolving Commitment	Tranche B Revolving Commitment	Total Revolving Commitment	Pro Rata Share
Goldman Sachs Bank USA	$8,625,000.00	$20,125,000.00	$28,750,000.00	28.75%
Bank of America N.A.	$7,125,000.00	$16,625,000.00	$23,750,000.00	23.75%
Citicorp North America, Inc.	$4,350,000.00	$10,150,000.00	$14,500,000.00	14.5%
Credit Suisse AG, Cayman Islands Branch	$4,350,000.00	$10,150,000.00	$14,500,000.00	14.5%
JPMorgan Chase Bank, N.A.	$4,350,000.00	$10,150,000.00	$14,500,000.00	14.5%
Royal Bank of Canada	$1,200,000.00	$2,800,000.00	$4,000,000.00	4.0%

Total	$30,000,000.00	$70,000,000.00	$100,000,000.00	100%